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                                                                      EXHIBIT 10



               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


                                     among

                               INTELLICELL CORP.
                            INTELLICELL MERGER SUB,
                           CELLULAR WHOLESALERS, INC.
                                      AND
                           PRINCIPAL CWI STOCKHOLDERS

                           Dated as of July 23, 1999

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                               TABLE OF CONTENTS

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
       I.  CWI MERGER...............................................................................................           1

           1.1        The Merger....................................................................................           1
           1.2        Effects of the Merger.........................................................................           1
           1.3        Closing.......................................................................................           1
           1.4        Certificate of Incorporation and Bylaws of the Surviving Corporation..........................           2
           1.5        Directors of the Surviving Corporation; Voting Trust Agreement................................           2
           1.6        Officers of the Surviving Corporation.........................................................           2
           1.7        Conversion of CWI Shares......................................................................           2
           1.8        Escrow........................................................................................           3
           1.9        Merger Sub Common Stock Represents Surviving Corporation Common Stock.........................           3
           1.10       Exchange of Certificates......................................................................           3
           1.11       Intellicell to Reserve Shares.................................................................           3
           1.12       Further Documents.............................................................................           3
           1.13       Reorganization................................................................................           3

      II.  INTELLICELL..............................................................................................           4

           2.1        Directors of Intellicell......................................................................           4
           2.2        Officers of Intellicell.......................................................................           4

     III.  BOARD AND SHAREHOLDER APPROVALS..........................................................................           4

           3.1        CWI Board and Stockholder Approval............................................................           4
           3.2        Merger Sub Board and Shareholder Approval.....................................................           4
           3.3        Intellicell Board and Stockholder Approval....................................................           4
           3.4        Intellicell Proxy Statement...................................................................           4

      IV.  REPRESENTATIONS AND WARRANTIES...........................................................................           5

           4.1        Representations and Warranties of CWI.........................................................           5
                      (a)        Due Incorporation, Good Standing and Qualification.................................           5
                      (b)        Corporate Authority................................................................           5
                      (c)        Capital Stock......................................................................           5
                      (d)        Options, Warrants and Rights.......................................................           5
                      (e)        Subsidiaries.......................................................................           5
                      (f)        Financial Statements...............................................................           5
                      (g)        Actions in the Ordinary Course of Business.........................................           6
                      (h)        No Material Adverse Change.........................................................           6
                      (i)        Real Estate Rights.................................................................           6
                      (j)        Title to Properties................................................................           6
                      (k)        Condition of Assets and Properties.................................................           7
                      (l)        Litigation.........................................................................           7
                      (m)        Intellectual Property..............................................................           7
                      (n)        Consents and Approvals; No Violation...............................................           7
                      (o)        Taxes..............................................................................           7
                      (p)        Accounts Receivable................................................................           8
                      (q)        Contracts..........................................................................           8
                      (r)        Compliance with Law and Other Regulations..........................................           8
                      (s)        Employee Benefit and Employment Matters............................................           8
                      (t)        Insurance..........................................................................          10
                      (u)        Conflicting Interest...............................................................          10
                      (v)        No Payments to Directors, Officers, Stockholders or Others.........................          10
                      (w)        No Prohibited Payments.............................................................          10
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
                      (x)        Minute Books.......................................................................          10
                      (y)        Accuracy of Statements.............................................................          10
                      (z)        Information Supplied for Proxy Statement...........................................          10
                      (aa)       Brokers and Finders................................................................          10
                      (ab)       Related Party Transactions.........................................................          11
                      (ac)       Year 2000 Compliance...............................................................          11
                      (ad)       Inventory..........................................................................          11

           4.2        Representations and Warranties of CWI and the Principal CWI Stockholders......................          11
                      (a)        Ownership of Shares................................................................          11
                      (b)        Investment Representations.........................................................          11
                      (c)        Appraisal Rights...................................................................          12

           4.3        Representations and Warranties of Intellicell and Merger Sub..................................          12
                      (a)        Due Incorporation, Good Standing and Qualification.................................          12
                      (b)        Corporate Authority................................................................          12
                      (c)        Capital Stock......................................................................          12
                      (d)        Options, Warrants and Rights.......................................................          12
                      (e)        Subsidiaries.......................................................................          12
                      (f)        Intellicell SEC Reports............................................................          13
                      (g)        Financial Statements...............................................................          13
                      (h)        Actions in the Ordinary Course of Business.........................................          13
                      (i)        No Material Adverse Change.........................................................          13
                      (j)        Real Estate Rights.................................................................          14
                      (k)        Title to Properties................................................................          14
                      (l)        Condition of Assets and Properties.................................................          14
                      (m)        Litigation.........................................................................          14
                      (n)        Intellectual Property..............................................................          14
                      (o)        Consents and Approvals; No Violation...............................................          15
                      (p)        Taxes..............................................................................          15
                      (q)        Accounts Receivable................................................................          15
                      (r)        Contracts..........................................................................          15
                      (s)        Compliance with Law and Other Regulations..........................................          16
                      (t)        Employee Benefit and Employment Matters............................................          16
                      (u)        Insurance..........................................................................          17
                      (v)        Conflicting Interest...............................................................          17
                      (w)        No Payments to Directors, Officers, Stockholders or Others.........................          17
                      (x)        No Prohibited Payments.............................................................          17
                      (y)        Minute Books.......................................................................          18
                      (z)        Accuracy of Statements.............................................................          18
                      (aa)       The Proxy Statement................................................................          18
                      (ab)       Brokers and Finders................................................................          18
                      (ac)       Status of Intellicell Common Stock to be Issued....................................          18
                      (ad)       No Activities......................................................................          18
                      (ae)       Year 2000 Compliance...............................................................          18
                      (af)       Inventory..........................................................................          18

       V.  COVENANTS................................................................................................          19

           5.1        Covenants of CWI..............................................................................          19
                      (a)        Truth of Representations and Warranties............................................          19
                      (b)        Preservation of Business...........................................................          19
                      (c)        Ordinary Course....................................................................          19
                      (d)        Books and Records..................................................................          19
                      (e)        No Organic Change..................................................................          19

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
                      (f)        No Issuance by CWI of Shares, Options, or Other Securities.........................          19
                      (g)        Compensation.......................................................................          19
                      (h)        Dividends..........................................................................          20
                      (i)        Right of Inspection................................................................          20
                      (j)        Confidentiality....................................................................          20
                      (k)        Satisfaction of Obligations and Liabilities........................................          20
                      (l)        Reasonable Efforts.................................................................          20

           5.2        Covenants of Intellicell......................................................................          21
                      (a)        Truth of Representations and Warranties............................................          21
                      (b)        Preservation of Business...........................................................          21
                      (c)        Ordinary Course....................................................................          21
                      (d)        Books and Records..................................................................          21
                      (e)        No Organic Change..................................................................          21
                      (f)        No Issuance by Intellicell of Shares, Options or Other Securities..................          21
                      (g)        Compensation.......................................................................          22
                      (h)        Dividends..........................................................................          22
                      (i)        Right of Inspection................................................................          22
                      (j)        Confidentiality....................................................................          22
                      (k)        Satisfaction of Obligations and Liabilities........................................          22
                      (l)        Recommendation of Board of Directors...............................................          22
                      (m)        Reasonable Efforts.................................................................          22
                      (n)        Employee Benefits..................................................................          23
                      (o)        Third Party Beneficiaries..........................................................          23
                      (p)        Voting Trust Agreement.............................................................          23
                      (q)        Operation of Merger Sub............................................................          23

      VI.  CONDITIONS PRECEDENT TO OBLIGATIONS......................................................................          23

           6.1        Conditions Precedent to the Obligations of Intellicell and Merger Sub.........................          23
                      (a)        Accuracy of Representations and Warranties.........................................          23
                      (b)        Performance of Agreements..........................................................          24
                      (c)        Opinion of Financial Advisor.......................................................          24
                      (d)        Stockholder Approvals..............................................................          24
                      (e)        Opinion of Counsel for CWI.........................................................          24
                      (f)        No Material Adverse Change.........................................................          24
                      (g)        Litigation.........................................................................          24
                      (h)        Certificate of CWI.................................................................          24
                      (i)        Proceedings Satisfactory to Counsel................................................          25
                      (j)        Consents and Approvals.............................................................          25
                      (k)        Delivery of Documents..............................................................          25
                      (l)        Employment Agreement...............................................................          25
                      (m)        Intellicell Common Stock Trading Price.............................................          25
                      (n)        Additional Financing...............................................................          25
                      (o)        Related Party Agreements...........................................................          25
                      (p)        Insurance Letter...................................................................          25

           6.2        Conditions Precedent to the Obligations of CWI................................................          26
                      (a)        Accuracy of Representations and Warranties.........................................          26
                      (b)        Performance of Agreements..........................................................          26
                      (c)        Stockholder Approval...............................................................          26
                      (d)        Opinion of Counsel for Intellicell.................................................          26
                      (e)        No Material Adverse Change.........................................................          27
                      (f)        Litigation.........................................................................          27
                      (g)        Certificates of Intellicell and Merger Sub.........................................          27

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
                      (h)        Proceedings Satisfactory to Counsel................................................          27
                      (i)        Delivery of Documents..............................................................          27
                      (j)        Consents and Approvals.............................................................          27
                      (k)        Amendment to Certificate of Incorporation..........................................          28
                      (l)        Amendment to Bylaws; Election of Directors.........................................          28
                      (m)        Intellicell Common Stock Trading Price.............................................          28
                      (n)        Employment Agreements..............................................................          28
                      (o)        Voting Trust Agreement.............................................................          28
                      (p)        Additional Financing...............................................................          28
                      (q)        Insurance Letter...................................................................          28

     VII.  AMENDMENT, WAIVER, TERMINATION...........................................................................          28

           7.1        Amendment.....................................................................................          28
           7.2        Waiver........................................................................................          28
           7.3        Termination...................................................................................          29
           7.4        Effect of Termination.........................................................................          29

    VIII.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..............................................          29

           8.1        Survival of Representations and Warranties....................................................          29
           8.2        Indemnification by CWI and Principal CWI Stockholders.........................................          29
           8.3        Indemnification by Intellicell................................................................          30
           8.4        Procedures for Indemnification................................................................          30
           8.5        Defense of Third Party Claims.................................................................          30
           8.6        Settlement of Third Party Claims..............................................................          31

      IX.  OPERATION OF INTELLICELL FOLLOWING MERGER................................................................          31

           9.1        Election of Directors.........................................................................          31
           9.2        Operational Facilities........................................................................          31

       X.  GENERAL..................................................................................................          31

           10.1       Fees and Expenses.............................................................................          31
           10.2       Indemnity Against Finders.....................................................................          32
           10.3       Controlling Law...............................................................................          32
           10.4       Notices.......................................................................................          32
           10.5       Binding Nature of Agreement; No Assignment....................................................          33
           10.6       Entire Agreement..............................................................................          33
           10.7       Section Headings..............................................................................          33
           10.8       Public Announcements..........................................................................          33
           10.9       Construction of Agreement.....................................................................          34
           10.10      Documents and Exhibits........................................................................          34
           10.11      Indulgences, Not Waivers......................................................................          34
           10.12      Execution in Counterparts.....................................................................          34
           10.13      Provisions Separable..........................................................................          34
           10.14      Number of Days................................................................................          34
           10.15      Liquidated Damages............................................................................          34
           10.16      Dispute Resolution............................................................................          34
           10.17      Nonsolicitation...............................................................................          34


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                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER



    THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of July 23, 1999, by and among Intellicell Corp., a Delaware corporation ("INTELLICELL"), Intellicell Merger Sub, Inc., a Delaware corporation ("MERGER SUB"), Cellular Wholesalers, Inc., an Illinois corporation ("CWI"), and Ronald Goldberg, Philip Leavitt, Sherwin Geitner, and Cary Maimon (the "PRINCIPAL CWI STOCKHOLDERS") with reference to the following facts and subject to the condition that Cary Maimon will only continue for purposes of this Agreement to be one of the Principal CWI Stockholders if he is a shareholder of CWI at the time of the merger of CWI into the Merger Sub:


    WHEREAS, Intellicell has formed Merger Sub as a wholly-owned subsidiary for the purpose of effectuating the merger of CWI with and into Merger Sub as provided herein; and

    WHEREAS, the respective Boards of Directors of Intellicell, Merger Sub, and CWI (collectively, the "COMPANIES") deem it to be in the best interests of the Companies and their respective stockholders that CWI merge with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement (the "Merger"); and

    WHEREAS, the Principal CWI Stockholders approve of the Merger and desire to facilitate the Merger by their agreements contained herein; and

    WHEREAS, the parties intend that the transactions contemplated hereby qualify for nonrecognition treatment under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

    WHEREAS, the parties entered into an Agreement and Plan of Merger, dated as of July 23, 1999 and an Amendment to Agreement and Plan of Merger, dated as of July 23, 1999 (collectively, the "Original Agreement"); and


    WHEREAS, the parties desire to make certain amendments to the Original Agreement and to restate in full the Original Agreement as so amended;



    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, the parties agree as follows:


I.  CWI MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), CWI shall be merged with and into Merger Sub, with Merger Sub as the corporation (the "SURVIVING CORPORATION") surviving the Merger, and the separate existence of CWI shall cease.

    1.2 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Chapter 805 of the Illinois Compiled Statutes (the "ILLINOIS ACT") and Subchapter IX of the Delaware General Corporation Law (the "DELAWARE ACT").

    1.3 CLOSING. Subject to Article VI, the consummation of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Kamensky & Rubinstein, 7250 North Cicero Avenue, Suite 200, Lincolnwood, Illinois 60646-1693, or such other place as the parties hereto shall agree, at 10:00 A.M. on September 30, 1999 or such other time and date as shall be determined by the parties (the "CLOSING DATE"). Contemporaneously with the Closing, the Companies shall cause an agreement of merger between Merger Sub and CWI, in a form that is acceptable to each of the Companies and otherwise conforms to the requirements of the Illinois Act (the "AGREEMENT OF MERGER"), to be filed with the Secretary of State of the State of Illinois as provided in Sections 5/11.25 and 5/11.35 of Chapter 805 of the Illinois Act and with the Secretary of State of the State of Delaware as provided in Section 252 of Subchapter IX of the Delaware Act. The Agreement of Merger shall specify that the Merger shall become effective on the Closing Date or such other time as the parties shall agree (the "EFFECTIVE TIME").

    1.4  CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
CORPORATION. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. The Certificate of Incorporation and Bylaws of Merger Sub shall be provided to CWI's counsel prior to the Closing Date and shall be reasonably acceptable to such counsel.

    1.5 DIRECTORS OF THE SURVIVING CORPORATION; VOTING TRUST AGREEMENT. As of the Effective Time, the individuals identified on Exhibit A to the Agreement shall be elected by Intellicell as the directors of the Surviving Corporation (the "INITIAL SURVIVING CORPORATION DIRECTORS"), in each case to serve until their respective successors are elected or appointed in accordance with the Bylaws of the Surviving Corporation. The Initial Surviving Corporation Directors shall be the individuals who are all of Intellicell's directors immediately following the appointment of additional Intellicell directors pursuant to
Section 2.1. Subject to Article VI, at the Closing the Principal CWI Stockholders shall enter into the Voting Trust Agreement referred to in Section 5.2(p).

    1.6 OFFICERS OF THE SURVIVING CORPORATION. As of the Effective Time, the individuals identified on Exhibit B to this Agreement shall be appointed as the officers of the Surviving Corporation, to serve in each case until their respective successors are appointed in accordance with the Bylaws of the Surviving Corporation.


    1.7 CONVERSION OF CWI SHARES. The total consideration to be received by the shareholders of CWI in connection with the conversion of all of the then outstanding capital stock of CWI in connection with the Merger shall be $14,000,000 (the "BASE CONSIDERATION"), plus an additional amount (the "ADDITIONAL CONSIDERATION") in the event the total stockholders' equity of CWI as of the Closing Date (the "Closing Date Equity") exceeds $177,667. The Base Consideration shall consist of $5,000,000 in cash and $9,000,000 of shares of Intellicell common stock, $.01 par value per share (the "INTELLICELL COMMON STOCK"), valued as hereinafter described (the $9,000,000 of shares of Intellicell Common Stock being hereinafter referred to as the "BASE SHARES"). For purposes of this Agreement, the shares of Intellicell Common Stock shall have a value (the "SHARE VALUE") equal to $4 per share. The Additional Consideration, if any, shall consist of an additional number of shares of Intellicell Common Stock (the "ADDITIONAL SHARES") as equals (i) the amount by which the Closing Date Equity exceeds $177,667, divided by (ii) $4; provided, however, that in no event will the number of Additional Shares to be issued exceed 2,250,000 shares. Notwithstanding the foregoing, the cash portion of the Base Consideration will be reduced by the amount, if any, by which the Closing Date Equity is less than $1,177,667, although Additional Shares will then be issued in an amount equal to (i) the amount, if any, by which the Closing Date Equity exceeds $177,667, divided by (ii) $4. The Closing Date Equity shall be determined within 30 days following the Closing Date by Intellicell's and CWI's independent certified public accountants in accordance with generally accepted accounting principles, using assumptions that are mutually acceptable to such accountants and including a reserve against accounts receivable that is acceptable to Intellicell and CWI, and such determination shall be binding on all of the parties to this Agreement. At the Effective Time, all of the issued and outstanding shares of capital stock of CWI ("CWI STOCK") shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted pro rata into and thereafter represent the number of Base Shares described above ($9,000,000 divided by the Share Value) and the holders of such shares shall concurrently receive on a pro rata basis (unless directed otherwise as described below) $4,500,000 of the cash portion of the Base Consideration. The rights of the CWI stockholders to receive the Additional Shares will be nontransferrable as of the Closing Date. The Additional Shares and, subject to
Section 1.8, the remaining cash portion of the Base Consideration, if any, will be distributed pro rata (unless directed otherwise as described below) to the holders of the Base Shares as of the Closing Date within 15 days following the determination of the Closing Date Equity. Notwithstanding the foregoing, the Base Shares, Additional Shares and cash portion of the Base Consideration will be allocated among the CWI stockholders in accordance with a written allocation agreement signed by all of the CWI stockholders, provided that a copy of this allocation agreement is delivered to Intellicell at least three

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business days prior to the Closing. Fractional shares shall not be issued, and in lieu thereof Intellicell shall pay cash in an amount equal to the Share Value times the applicable fraction of a share.

    1.8 ESCROW. $500,000 of the cash portion of the Base Consideration shall not be distributed at the Closing but shall be held in escrow with an escrow agent and on such terms as shall be agreed to by the parties to this Agreement (the "Escrow Agreement"), pending determination of the Closing Date Equity. In the event the Closing Date Equity is determined to exceed $677,667, a portion of the escrowed funds (up to the entire $500,000) equal to the amount by which such equity exceeds $677,667 shall be delivered to the CWI stockholders out of the escrowed funds within 15 days following the determination of the Closing Date Equity. The remainder of such escrowed funds will be returned to Intellicell. In the event the Closing Date Equity is determined to not exceed $677,667, all of the escrowed funds shall be returned to Intellicell and the CWI stockholders shall be required to pay Intellicell in cash an amount equal to (i) $677,667 less (ii) the amount of the Closing Date Equity, with such payment to be made within 15 days following the determination of such equity.

    1.9  MERGER SUB COMMON STOCK REPRESENTS SURVIVING CORPORATION COMMON
STOCK. At the Effective Time, each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Intellicell as the holder thereof, represent one share of common stock, $.01 par value, of the Surviving Corporation.

    1.10 EXCHANGE OF CERTIFICATES. After the Effective Time, any holder of an outstanding certificate or certificates (the "CWI STOCK CERTIFICATES") theretofore representing any of the shares of CWI Stock, upon surrender thereof to Intellicell or the transfer agent for Intellicell Common Stock, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Intellicell Common Stock as provided in
Section 1.7. Until so surrendered, the outstanding CWI Stock Certificates shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Intellicell Common Stock, to represent that certain number of shares of Intellicell Common Stock as set forth in Section
1.7. No dividend or distribution, if any, payable to holders of shares of Intellicell Common Stock shall be paid to the holders of CWI Stock Certificates; provided, however, that upon surrender and exchange of such CWI Stock Certificates, there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor, the amount, without interest thereon, of dividends or other distributions, if any, which theretofore but subsequent to the Effective Time have been declared and become payable with respect to the number of whole shares of Intellicell Common Stock into which the shares of CWI Stock theretofore represented thereby shall have been converted.

    1.11 INTELLICELL TO RESERVE SHARES. At or prior to the Closing Date, Intellicell shall reserve for the benefit of the holders of the CWI Stock Certificates such number of shares of Intellicell Common Stock as shall be required for conversion of CWI Stock in accordance with this Agreement.

    1.12  FURTHER DOCUMENTS.  From time to time, on and after the Closing Date
(i), as and when requested by Intellicell, the appropriate officers and directors of CWI as of the Closing Date shall, for and on behalf and in the name of CWI, execute and deliver all such instruments, and shall take or cause to be taken such further or other actions as Intellicell may reasonably request in order to confirm of record or otherwise to Intellicell title to all of the outstanding shares of CWI and otherwise to carry out fully the provisions and purposes of this Agreement, and (ii) as and when requested by CWI's counsel, Intellicell shall execute and deliver all such instruments and shall take or cause to be taken such further or other actions as CWI's counsel may reasonably request in order to carry out fully the provisions and purposes of this Agreement.

    1.13 REORGANIZATION. This Agreement constitutes a plan of reorganization within the meaning of the Treasury Regulations under the Code and has been duly adopted by each party hereto as such. The parties hereto intend that the transactions contemplated by this Agreement shall qualify for nonrecognition treatment under Section 368(a) of the Code, and each party hereto will take all commercially reasonable actions in order to accomplish such intent.

II.  INTELLICELL

    2.1 DIRECTORS OF INTELLICELL. At or prior to the Closing, Intellicell shall cause the authorized number of directors of Intellicell to be increased from six to eight and shall elect or appoint, or cause to be elected or appointed, of the eight directors three individuals (at least one of whom is not an officer, director, employee or significant shareholder of CWI) designated by CWI in writing at least ten days prior to the Closing, provided that each such designated director shall be reasonably acceptable to Intellicell. For purposes of this Section 2.1, a significant shareholder of CWI means any shareholder who owned at least 10% of the outstanding shares of CWI Stock as of the Closing Date. It is currently contemplated that the three CWI designees will be Cary Maimon, Ronald Goldberg and David Segneri. The authorized number of directors of Intellicell will be fixed at eight by Intellicell's Board of Directors and the five incumbent directors of Intellicell will then fill the vacancies with the CWI designees at a meeting of Intellicell's Board of Directors that will be held on or before the Closing Date.

    2.2 OFFICERS OF INTELLICELL. At or prior to the Closing, Intellicell shall cause the persons indicated on Schedule 2.2 hereto to be appointed to the offices of Intellicell set forth on Schedule 2.2.

III.  BOARD AND SHAREHOLDER APPROVALS

    3.1 CWI BOARD AND STOCKHOLDER APPROVAL. CWI hereby represents that its Board of Directors has duly authorized the execution and delivery of this Agreement and approved this Agreement, the Merger and related matters, and all of the stockholders of CWI have executed and delivered to CWI their written consents under Sections 5/11.20 and 5/7.10 of Chapter 805 of the Illinois Act approving the execution, delivery and performance by CWI of this Agreement, the Merger and related matters.

    3.2 MERGER SUB BOARD AND SHAREHOLDER APPROVAL. Merger Sub hereby represents that its Board of Directors has duly authorized the execution and delivery of this Agreement and approved this Agreement, the Merger and related matters, and Intellicell, in its capacity as the sole shareholder of Merger Sub, has executed and delivered to the Merger Sub a written consent under Section 252 of Subchapter IX of the Delaware Act approving the execution, delivery and performance by Merger Sub of the Agreement of Merger and the approval of this Agreement.

    3.3 INTELLICELL BOARD AND STOCKHOLDER APPROVAL. Intellicell hereby represents that its Board of Directors has duly authorized the execution and delivery of this Agreement and approved this Agreement, the Merger and related matters. As soon as is practicable following the execution of this Agreement, Intellicell shall duly call, give notice of, convene and hold a meeting (the "INTELLICELL STOCKHOLDERS MEETING") of the stockholders of Intellicell (the "INTELLICELL STOCKHOLDERS") for the purpose of voting upon this Agreement, the Merger and related matters. Intellicell shall, through its Board of Directors, recommend that the Intellicell Stockholders approve of such matters and shall use its commercially reasonable best efforts to hold such meeting as soon as practicable after the date hereof and secure the approval of the Intellicell Stockholders of the transactions contemplated herein.

    3.4 INTELLICELL PROXY STATEMENT. As promptly as practicable after the execution of this Agreement, Intellicell shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement (the "PROXY STATEMENT") and related proxy materials to be used in connection with the Intellicell Stockholders Meeting. CWI shall furnish Intellicell for inclusion in the Proxy Statement such information regarding CWI as may be reasonably necessary to comply with the provisions of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the rules and regulations of the SEC there-under. If, at any time prior to the Closing Date, it shall be necessary to amend or supplement the Proxy Statement to correct any statement or omission with respect to CWI in order to comply with any applicable legal requirements, CWI shall, at the request of Intellicell or its counsel, promptly supply the necessary information to Intellicell or its counsel. Intellicell's Board of Directors shall recommend in the Proxy Statement that the Merger be approved by the Intellicell stockholders.

IV.  REPRESENTATIONS AND WARRANTIES

    4.1 REPRESENTATIONS AND WARRANTIES OF CWI. CWI hereby represents and warrants to Intellicell, subject to such exceptions as are specifically disclosed by CWI to Intellicell in the disclosure letter of even date herewith relating to this Agreement and delivered by CWI to Intellicell herewith (the "CWI DISCLOSURE LETTER"), the matters set forth below. Any representation made to the "knowledge" of CWI shall be limited to the actual knowledge of Melvyn Cohen, Ronald Goldberg and Cary Maimon.

        (a) DUE INCORPORATION, GOOD STANDING AND QUALIFICATION. CWI is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. CWI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means, with respect to CWI or Intellicell, a material adverse effect on the business, operations, prospects, or condition, financial or otherwise, of CWI or Intellicell, as the case may be, and their respective subsidiaries, if any, taken as a whole. Section 4.1(a) of the CWI Disclosure Letter sets forth, as of the date of this Agreement, each jurisdiction in which CWI is qualified to do business. CWI has heretofore delivered to Intellicell accurate and complete copies of the charter and by-laws, as currently in effect, of CWI.

        (b) CORPORATE AUTHORITY. CWI has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and the Merger have been approved by all of the stockholders of CWI. This Agreement has been duly authorized, executed and validly delivered by CWI, and constitutes a valid and binding agreement of CWI, enforceable against CWI in accordance with its terms.

        (c) CAPITAL STOCK. CWI has an authorized capital stock consisting of 10,000 shares of CWI Stock, of which 800 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of CWI Stock are owned by the persons identified on Schedule 4.1(c) to this Agreement in the amounts shown thereon, and there are no commitments or other agreements to which CWI is a party or by which it is bound relating to the issuance or sale by CWI of any of its securities. All of the issued and outstanding shares of capital stock of CWI have been validly authorized and issued and are fully paid and nonassessable and free of preemptive or similar rights.

        (d) OPTIONS, WARRANTS AND RIGHTS. There are no outstanding convertible securities, options, warrants or other rights to purchase or to convert any obligation into any shares of the capital stock of CWI or any subsidiary of CWI or commitments or agreements to issue any such securities, options, warrants or other rights.

        (e) SUBSIDIARIES. CWI does not have any subsidiaries, which for purposes of this Agreement shall include every other corporation, partnership, joint venture or other business association in which CWI directly, or indirectly through another entity or entities more than 50% owned by CWI, owns or controls at least 50% of the securities or other equity interests.

        (f) FINANCIAL STATEMENTS. The balance sheets of CWI as of September 30, 1998 and 1997, the statements of operations, stockholders' equity and cash flows of CWI for each of the three years ended September 30, 1998, and all related schedules and notes to the foregoing, copies of which are attached to the CWI Disclosure Letter, were prepared in accordance with generally accepted accounting principles and fairly and accurately present the financial position, results of operations and changes in financial position of CWI as of their respective dates and for the periods indicated. The foregoing for the three-year period ended September 30, 1998 has been audited by independent public accountants; and each of the foregoing financial statements for the three-month period ended December 31, 1998 and the seven-month period ended April 30, 1999 have been certified by the principal financial officer of CWI. To CWI's knowledge, CWI does not have any material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of CWI as of April 30, 1999 or incurred since April 30, 1999 in the ordinary course of business.

        (g)  ACTIONS IN THE ORDINARY COURSE OF BUSINESS.  Except as set forth in
Section 4.1(g) of the CWI Disclosure Letter, since April 30, 1999 CWI has not:
(i) to CWI's knowledge taken any action outside the ordinary and usual course of business; (ii) borrowed any money or, to CWI's knowledge, become contingently liable for any obligations or liability of another; (iii) to CWI's knowledge, failed to pay all of its debts and obligations as they become due or prior to the imposition of any penalties or interest; (iv) incurred any debt or, to CWI's knowledge, any other liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $100,000 with respect to the same supplier or customer; (v) failed to use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its relationships with its customers, suppliers and others with which it deals; (vi) increased or committed to increase the salary or compensation of any officer; or (vii) made any material change in its practices, operations or policies with respect to the method for selling goods or services, or other method for accounting for sales, the conduct of accounts receivable collection or accounts payable payment activities or the maintenance of inventory levels.

        (h) NO MATERIAL ADVERSE CHANGE. Since April 30, 1999, there has not been and, to the knowledge of CWI, there is not threatened (i) any material adverse change in the financial condition, business, properties, assets or results of operations of CWI; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of CWI which materially affects or impairs its ability to conduct its business; (iii) any event or condition of any character which has materially and adversely affected the business or prospects (financial or otherwise) of CWI; or (iv) any mortgage or pledge of any material amount of the assets or properties of CWI, or any indebtedness incurred by CWI other than indebtedness, not material in the aggregate, incurred in the ordinary course of business. Notwithstanding the foregoing, Intellicell acknowledges that CWI's revenues between October 1, 1998 and June 30, 1999 were approximately $58,000,000 and that this does not constitute a material adverse change in the business condition of CWI.

        (i) REAL ESTATE RIGHTS. Section 4.1(i) of the CWI Disclosure Letter contains a list of each piece of real property owned, leased or occupied by CWI, including in each case the location thereof and a description of the use to which it is put by CWI. CWI has delivered to Intellicell a true and accurate copy of each deed, mortgage, lease, and other documents (collectively, the "CWI REAL ESTATE DOCUMENTS") pursuant to which CWI owns, leases, or otherwise occupies each of its real estate properties (collectively, the "CWI PROPERTIES"). CWI does not have any interest as owner, lessor, lessee, or otherwise in any real estate, other than as set forth in the CWI Disclosure Letter. CWI has not received notice from any mortgagee or landlord of any of the CWI Properties that CWI is in default of any terms, conditions, or provisions of any mortgage ("CWI MORTGAGE") or lease ("CWI LEASE") relating to any of the CWI Properties. The CWI Mortgages and CWI Leases are in good standing and, to the knowledge of CWI, no condition exists which, with the passage of time, giving of notice, or both, would lead to a default under any CWI Mortgage or CWI Lease.

        (j) TITLE TO PROPERTIES. To CWI's knowledge, it has good and marketable title to all of its real and personal properties, including the CWI Properties and all other properties reflected in CWI's balance sheet as of April 30, 1999, or acquired subsequent to April 30, 1999 (except properties disposed of subsequent to that date in the ordinary course of business). Except as disclosed in CWI's balance sheet as of April 30, 1999, such assets and properties are not, to CWI's knowledge, subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest or title retention or other security arrangement, except for liens for the payment of federal, state and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of CWI or the ownership of its assets or properties which were not incurred in connection with the borrowing of money or the obtaining of advances, and which do not in the aggregate materially detract from the value of the assets or properties of CWI or materially impair the use thereof in the operation of its business.

        (k) CONDITION OF ASSETS AND PROPERTIES. To CWI's knowledge, the buildings, equipment, fixtures, furniture, furnishings, office equipment and all other tangible personal assets and properties of CWI presently used in CWI's business do not require any material repairs other than normal maintenance and are in good operating condition, reasonable wear and tear excepted.

        (l) LITIGATION. There are no actions, suits, proceedings or other litigation pending or, to the knowledge of CWI, threatened against CWI or any of its officers, directors or material vendors or customers, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if determined adversely to CWI, would individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

        (m) INTELLECTUAL PROPERTY. No claim is pending or, to the knowledge of CWI, threatened to the effect that the present or past operations of CWI infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit CWI to conduct its business as now operated (the "CWI INTELLECTUAL PROPERTY") and no claim is pending or, to the knowledge of CWI, threatened to the effect that any of the CWI Intellectual Property is invalid or unenforceable. The CWI Disclosure Letter contains a list of all licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, and service marks of CWI. No contract, agreement or understanding between CWI and any other party exists which would impede or prevent the continued use by CWI of the entire right, title and interest of CWI in and to the CWI Intellectual Property.

        (n) CONSENTS AND APPROVALS; NO VIOLATION. Except for recordation of the Agreement of Merger as required by the Illinois Act and Delaware Act, no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the consummation by CWI of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by CWI and the consummation of the transactions contemplated hereby will not violate or result in a breach by CWI of, or constitute a default under, or conflict with, or cause any acceleration of any material obligation with respect to (i) any material provision or restriction of any charter, bylaw, loan, indenture or mortgage of CWI; or (ii) any provision or restriction of any lien, lease agreement, con-tract, instrument, order, judgment, award, decree, ordinance or regulation or any other restriction of any kind or character to which any assets or properties of CWI is subject or by which CWI is bound. Neither CWI, nor its ultimate parent entity and all entities which it controls directly or indirectly (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R ACT"), has total assets or annual net sales of $100,000,000 or more.

        (o) TAXES. CWI has filed all Federal, state, foreign, local and any other applicable tax returns and reports required to be filed, and have paid in full all taxes and assessments shown due thereon (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof). To the knowledge of CWI, such tax returns and reports are correct in all material respects. Federal tax returns of CWI have not been audited by the Internal Revenue Service within the previous three years. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Federal or state income tax returns of CWI. No claim or assertion has been made against CWI by any tax authority in any jurisdiction in which CWI has not filed any tax return that

CWI is or may be subject to taxation of any sort in that jurisdiction or is required to file a tax return in such jurisdiction.

        (p) ACCOUNTS RECEIVABLE. To CWI's knowledge, the accounts receivable of CWI have been acquired in the ordinary course of business, and are subject to no known defenses, set-offs or counterclaims, except to the extent of the reserve reflected in the financial statements of CWI. Subject to the foregoing and to Section 1.8, CWI is not guaranteeing the collectibility of its receivables nor is CWI representing or warranting that any of the receivables will actually be collected.

        (q) CONTRACTS. CWI is not a party to (i) any lease, installment purchase agreement or other contract with respect to any real property, used or proposed to be used in its operations, except, in each case, items reflected in CWI's April 30, 1999 financial statements; (ii) any contract or agreement for the purchase of any personal property, commodity, material, fixed asset or equipment in excess of $100,000; (iii) any mortgage, lease, contract or agreement creating an obligation of $100,000 or more; (iv) any contract or agreement involving payments in excess of $100,000 which by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (v) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of arrangement; (vi) any material license agreement; or (vii) any contract which could be reasonably be expected to result in a material loss or obligation to CWI. To the knowledge of CWI, each of the foregoing mortgages, leases, contracts, agreements and other arrangements to which CWI is a party are valid and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, whether asserted in a proceeding in equity or at law. CWI, and, to CWI's knowledge, all other parties to each of the foregoing mortgages, leasing contracts, agreements and other arrangements have performed all material obligations required to be performed to date thereunder; neither CWI, nor, to CWI's knowledge, any such other party is in default or in arrears under the terms of any of the foregoing, except as set forth in Section 4.1(q) of the CWI Disclosure Letter with respect to CWI's line of credit with American National Bank where CWI is out of compliance with the terms of such line of credit as of the date of this Agreement but will be in compliance as of the Closing Date; and, to CWI's knowledge, no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under any of them.

        (r) COMPLIANCE WITH LAW AND OTHER REGULATIONS. To CWI's knowledge, CWI is in compliance with all requirements (including those relating to environmental matters) of Federal, state or local law, and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties and all premises occupied by it, except where the failure to comply would not be reasonably likely to have a Material Adverse Effect. To CWI's knowledge, there is no environmental contamination, toxic waste or other discharge, spill, construction component, structural element or condition, other than cleaning solvents and other substances normally used in day-to-day operations which is reasonably likely to have a Material Adverse Effect, nor has CWI received any official notice or citation that the CWI Properties in any way contravene any Federal, state or local law or regulation relating to environmental, health or safety matters, including without limitation any requirements of the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") or any OSHA requirements. Without limiting the foregoing, to CWI's knowledge, CWI has properly filed all reports, paid all monies and obtained all licenses, permits, certificates and authorizations needed or required and material to the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions and provisions of all of the foregoing. CWI has not received any notice from any Federal, state or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body.

        (s) EMPLOYEE BENEFIT AND EMPLOYMENT MATTERS. CWI and its "ERISA Affiliates" (as determined under Section 414(b), (c), (m) or (o) of the Code)
(i) maintain, administer or contribute to, or at any time during the past six years have maintained, administered or contributed to, only those employee pension benefit plans (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in Section 4.1(s) of the CWI Disclosure Letter (the "CWI Pension Plans"); and (ii) maintain, administer or contribute to only those employee welfare benefit plans (as defined in Section 3(l) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in
Section 4.1(s) of the Disclosure Letter (the "CWI Welfare Plans"). CWI and all ERISA Affiliates maintain, administer or contribute to only those bonus, deferred compensation, stock purchase, stock option, severance plan, insurance or similar arrangements described in Section 4.1(s) of the CWI Disclosure Letter (the "CWI EMPLOYEE BENEFIT PLANS"). The Internal Revenue Service has determined that each CWI Pension Plan intended to be "qualified" under Section 401(a) of the Code is so qualified and that the trust forming a part thereof is tax exempt under Section 501(a) of the Code from the date of its establishment until the date hereof, and CWI does not know of any matter which would adversely affect such qualified or tax-exempt status of such plan or trust. Full payment has been made, or will be made in accordance with Sections 404(a)(6) and 412 of the Code, of all amounts which either CWI or any ERISA Affiliate is required to pay under the terms of each of the CWI Pension Plans and CWI Welfare Plans and all such amounts are properly accrued on CWI's April 30, 1999 consolidated balance sheet; and none of the CWI Pension Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Sections 302 of the ERISA and 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of such Plans ended prior to the date of this Agreement. Neither any CWI Pension Plan or CWI Welfare Plan nor any CWI Pension Plan or CWI Welfare Plan fiduciary has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) other than any such transaction which is exempt under
Section 408 of ERISA or Section 4975(d) of the Code. CWI has furnished to Intellicell true and complete copies of each CWI Pension Plan, CWI Welfare Plan, and CWI Employee Benefit Plan and related trust agreements or annuity contracts, Internal Revenue Service determination letters and summary plan descriptions; all of the foregoing plans, agreements and commitments are valid, binding, in full force and effect, and there are no defaults thereunder; and none of the rights of CWI or any of its ERISA Affiliates thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement. CWI is not a party to any collective bargaining agreement and there is no request for union representation pending or, to the knowledge of CWI, threatened against CWI. Neither CWI nor any of its ERISA Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") as a result of the voluntary or involuntary termination of any CWI Pension Plan subject to Title IV of ERISA; there is currently no active filing by CWI or any of its ERISA Affiliates with the PBGC (and no proceeding has been commenced by the PBGC to terminate any CWI Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by CWI or any of its ERISA Affiliates); and neither CWI nor any of its ERISA Affiliates has made a complete or partial withdrawal from a multi-employer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA). The employment of each employee of CWI and its Subsidiaries is terminable at will, subject to applicable law; and no officer, director or employee of CWI is entitled to any severance payment upon termination of his or her employment with CWI, and any severance arrangement described in Section 4.1(s) of the CWI Disclosure Letter shall apply only in the event such termination is effected by CWI without cause. CWI has complied in all material respects with all other applicable Federal, state and local laws relating to the employment of labor including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, working conditions and payment of taxes of any kind, and CWI is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave or other compensatory time. All officers and independent contractors of CWI are paid salaries or other compensation in accordance with the amounts set forth in Section 4.1(s) of the CWI Disclosure Letter, and Section 4.1(s) of the CWI Disclosure Letter correctly and accurately sets forth all salaries, expenses and personal benefits paid to or accrued for all directors, officers and principal stockholders of CWI as of the date of this Agreement, all of which are reflected as appropriate in CWI's financial statements as of April 30, 1999.

        (t) INSURANCE. CWI maintains in full force and effect insurance coverage on its assets, properties, premises, operations and personnel in such amounts and against such risks and losses as are set forth in Section 4.1(t) of the CWI Disclosure Letter.

        (u) CONFLICTING INTEREST. Except as set forth in Section 4.1(u) of the CWI Disclosure Letter, no director or officer of CWI (i) has any pecuniary interest in any supplier or customer of CWI or in any other business with which CWI conducts business or with which CWI is in competition other than holdings of the publicly-traded securities of such entities; or (ii) is indebted to CWI for borrowed money.

        (v) NO PAYMENTS TO DIRECTORS, OFFICERS, STOCKHOLDERS OR OTHERS. Except as contemplated by Sections 5.1(c) and 5.1(h), there has not been, since April 30, 1999, any purchase or redemption of any shares of capital stock of CWI or any transfer, distribution or payment by CWI directly or indirectly, of any assets or properties to any director or officer or other person other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on April 30, 1999 and amounts paid in the normal course in reimbursement of reasonable expenses incurred on behalf of CWI.

        (w) NO PROHIBITED PAYMENTS. To the knowledge of CWI, no officer, director, employee, independent contractor or agent acting on behalf of CWI, has at any time (i) made any contributions to any candidate for political office in violation of law, or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation or ordinance requiring such disclosure; (ii) made any payment to any local, state, Federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; (iii) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which CWI sells products or renders services or from which CWI buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to CWI; or
(iv) engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of CWI.

        (x) MINUTE BOOKS. CWI has furnished to Intellicell all minute books of CWI reflecting actions taken by its stockholders and directors and, to CWI's knowledge, such minute books are complete and correct in all material respects.

        (y) ACCURACY OF STATEMENTS. Except to the extent specifically qualified herein as being only to CWI's knowledge, neither this Agreement nor any statement, list, certificate, document or other information furnished or to be furnished by CWI to Intellicell in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of circumstances under which they are made, not misleading.

        (z) INFORMATION SUPPLIED FOR PROXY STATEMENT. The information supplied or to be supplied by CWI as required by the 1934 Act and applicable SEC regulations for inclusion in the Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to the Intellicell Stockholders or at the time of the Intellicell Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (aa) BROKERS AND FINDERS. Neither CWI nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

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

        (ab) RELATED PARTY TRANSACTIONS. Since September 30, 1998, there have been no transactions that CWI would have been required to disclose under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the "1933 ACT"), had CWI been subject to such regulations.

        (ac) YEAR 2000 COMPLIANCE. All of the computer hardware, software and information systems, including without limitation the financial, operational and manufacturing systems, used by CWI are, or prior to December 31, 1999 will be, Year 2000 Compliant, provided that Intellicell makes the remediation expenditures in accordance with the budget set forth in Section 4.1(ac) of the CWI Disclosure Letter. For purposes of this Agreement, "Year 2000 Compliant" shall mean that such systems: (1) are prior to, during, and after calendar year 2000 A.D. capable of operating without errors relating to date data, including errors relating to date data which represents or references different calendar centuries or more than one century, and of providing all date related functionalities, interfaces and data fields, including the indication of century; (ii) are able to accurately manage and process date and date-related data (including, but not limited to, calculating, comparing, sequencing and sorting) from, into and between the twentieth and twenty-first centuries, including single and multiple centuries and leap years; and (iii) shall not abnormally terminate or provide invalid or incorrect results due to date or date-related data, specifically including date data which represents or references different centuries or more than one century. CWI has not been informed by any of its vendors that any of the products sold by CWI are not Year 2000 Compliant.

        (ad) INVENTORY. With respect to inventories listed on CWI's balance sheet as of April 30, 1999, as of the date of such balance sheet: (i) inventories are stated at lower of cost or market, cost being determined on the basis of FIFO and consistent with the prior year, and due provision was made to reduce all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values; (ii) inventory quantities were determined from CWI's perpetual inventory records, which have been adjusted on the basis of physical counts taken by competent employees; (iii) liabilities, if unpaid, for all items included in inventories are recorded, and all quantities billed to customers are excluded from the inventory balances; (iv) commitments for future purchases are for quantities not in excess of anticipated requirements and at prices which will not result in loss; and (v) adequate provision has been made for any material loss to be sustained in the fulfillment of, or from the inability to fulfill, any commitment.

    4.2 REPRESENTATIONS AND WARRANTIES OF CWI AND THE PRINCIPAL CWI STOCKHOLDERS. Each of the Principal CWI Stockholders as to himself and CWI as to all of the Principal CWI Stockholders hereby represents and warrants to Intellicell as follows:

        (a) OWNERSHIP OF SHARES. Each of the shares of CWI Common Stock is owned by each of the CWI stockholders free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind.

        (b) INVESTMENT REPRESENTATIONS. Each of the CWI stockholders is either an "accredited investor" as defined under Rule 501 of Regulation D under the 1933 Act, or, alone or with his representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Intellicell, and in any case is acquiring the Intellicell Common Stock solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Each of the Principal CWI Stockholders acknowledges that the Intellicell Common Stock will not be registered under the Securities Act or any state securities laws, and that such Intellicell Common Stock may not be transferred or sold except pursuant to the registration provisions of the 1933 Act, or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations, as applicable. Each of the Principal CWI Stockholders acknowledges that the certificate or certificates evidencing the Intellicell Common Stock will bear a legend or legends referring to the restrictions on the transferability thereof and any other legends required by applicable law.

        (c) APPRAISAL RIGHTS. Each of the Principal CWI Stockholders hereby acknowledges and agrees that by signing this Agreement he is approving the Merger and is waiving his appraisal rights with respect to the Merger under the Illinois Act.

    4.3 REPRESENTATIONS AND WARRANTIES OF INTELLICELL AND MERGER SUB. Except as disclosed in the Intellicell SEC Reports (as hereinafter defined) and subject to such exceptions as are specifically disclosed in the disclosure letter of even date herewith relating to this Agreement and delivered by Intellicell to CWI herewith (the "INTELLICELL DISCLOSURE LETTER"), Intellicell and Merger Sub jointly and severally represent and warrant to CWI the matters set forth below. Any representation made to the "knowledge" of Intellicell or Merger Sub shall be limited to the actual knowledge of Michael Hedge, John Swinehart and David Kane.

        (a) DUE INCORPORATION, GOOD STANDING AND QUALIFICATION. Intellicell and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of Intellicell and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect. Intellicell has heretofore delivered to CWI accurate and complete copies of the charter and bylaws, as currently in effect, of Intellicell and each of its subsidiaries.

        (b) CORPORATE AUTHORITY. Each of Intellicell and Merger Sub has the corporate power and authority (subject to the requisite approval of the Intellicell Stockholders) to carry out the transactions contemplated hereby. The Boards of Directors of each of Intellicell and Merger Sub, and Intellicell, as the sole stockholder of Merger Sub, have duly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Intellicell and Merger Sub and constitutes a valid and binding agreement of each of Intellicell and Merger Sub, enforceable against Intellicell and Merger Sub in accordance with its terms.

        (c) CAPITAL STOCK. As of the date of this Agreement, Intellicell has an authorized capital stock consisting of 15,000,000 shares of Intellicell Common Stock, $.01 par value per share, of which 7,014,893 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $.01 par value per share, none of which shares have been issued or are outstanding. As of the date of this Agreement, an aggregate of 4,417,985 shares of Intellicell Common Stock were reserved for issuance upon (i) the exercise of outstanding Intellicell stock options or stock options that may be issued in the future under Intellicell's stock option plans, and (ii) the exercise of outstanding warrants to purchase shares of Intellicell Common Stock. Section 4.3(c) of the Intellicell Disclosure Letter sets forth a complete schedule of all the outstanding options and warrants or other rights to purchase Intellicell Common Stock. All of the issued and outstanding shares of capital stock of Intellicell and each of its Subsidiaries have been validly authorized and issued and are fully paid and nonassessable and free of preemptive or similar rights.

        (d) OPTIONS, WARRANTS AND RIGHTS. As of the date of this Agreement, neither Intellicell nor any of its Subsidiaries (as defined in Section 4.3(e)) has outstanding any options, warrants, or other rights to purchase or convert any obligation into any shares of the capital stock of Intellicell or any Subsidiary of Intellicell, other than those referred to in Section 4.3(c).

        (e) SUBSIDIARIES. Section 4.3(e) of the Intellicell Disclosure Letter sets forth, as of the date of this Agreement, (i) the name, jurisdiction of incorporation and list of stockholders of each Subsidiary of Intellicell; and
(ii) the name and a description of every other person, corporation, partnership, joint venture or other business association in which Intellicell directly, or indirectly through another entity or entities more than 50% owned by Intellicell, owns or controls at least 50% of the securities or other equity interests. (The subsidiaries, corporations, partnerships, joint ventures or other business associations listed, or required to be listed in Section 4.3(e) of the Intellicell Disclosure Letter are herein referred to as the

"Subsidiaries" of Intellicell.) The outstanding shares of capital stock and other equity securities of the Subsidiaries of Intellicell owned by Intellicell or any of its Subsidiaries are owned free and clear of all claims, liens, charges and encumbrances.

        (f) INTELLICELL SEC REPORTS. Intellicell has furnished to CWI all forms, reports, and documents filed by Intellicell with the SEC since June 30, 1998 (collectively, the "INTELLICELL SEC REPORTS"). Each Intellicell SEC Report at the time filed (or, if amended or superseded by a subsequent filing, then on the date of such filing), (i) complied in all material respects with the applicable requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Intellicell's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (g) FINANCIAL STATEMENTS. The consolidated balance sheets of Intellicell and its consolidated Subsidiaries as of December 31, 1998 and 1997, the consolidated statements of operations, stockholders' equity and cash flows of Intellicell and its consolidated Subsidiaries for each of the three years ended December 31, 1998 and for the three months ended March 31, 1999 and all related schedules and notes to the foregoing, as contained in the Intellicell SEC Reports, complied as to form in all material respects with the regulations of the SEC, were prepared in accordance with generally accepted accounting principles which were applied on a consistent basis, and fairly and accurately present the financial position, results of operations and changes in financial position of Intellicell and its consolidated Subsidiaries as of their respective dates and for the periods indicated. The foregoing financial statements as for the three years ended December 31, 1998 have been audited by Hollander, Lumer & Co. LLP, independent public accountants, and the foregoing financial statements as of March 31, 1999 and for the three months ended March 31, 1999, have been certified by the principal financial officer of Intellicell. To Intellicell's knowledge, neither Intellicell nor any of its Subsidiaries has any material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the consolidated balance sheet of Intellicell and its consolidated Subsidiaries as of March 31, 1999, or incurred since March 31, 1999 in the ordinary course of business.

        (h) ACTIONS IN THE ORDINARY COURSE OF BUSINESS. Except for the debt and equity financings contemplated by Section 6.1(n), since March 31, 1999, neither Intellicell nor any of its Subsidiaries has: (i) to Intellicell's knowledge, taken any action outside the ordinary and usual course of business;
(ii) borrowed any money or, to Intellicell's knowledge, become contingently liable for any obligations or liability of another; (iii) to Intellicell's knowledge, failed to pay all of its debts and obligations as they become due or prior to the imposition of any penalties or interest; (iv) incurred any debt or, to Intellicell's knowledge, any other liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $100,000 with respect to the same supplier or customer; (v) failed to use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its relationships with its customers, suppliers and others with which it deals; (vi) increased or committed to increase the salary or compensation of any officer; or (vii) made any material change in its practices, operations or policies with respect to the method for selling goods or services, or other method for accounting for sales, the conduct of accounts receivable collection or accounts payable payment activities or the maintenance of inventory levels.

        (i) NO MATERIAL ADVERSE CHANGE. Since March 31, 1999, there has not been and, to the knowledge of Intellicell, there is not threatened (i) any material adverse change in the financial condition, business, properties, assets or results of operations of Intellicell and its Subsidiaries, taken as a whole;
(ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of

Intellicell or its Subsidiaries which materially affects or impairs their ability to conduct their respective businesses; (iii) any event or condition of any character which has materially and adversely affected the business or prospects (financial or otherwise) of Intellicell or any of its Subsidiaries; or
(iv) any mortgage or pledge of any material amount of the assets or properties of Intellicell or any of its Subsidiaries, or any indebtedness incurred by Intellicell or any of its Subsidiaries, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

        (j) REAL ESTATE RIGHTS. Section 4.3(j) of the Intellicell Disclosure Letter contains a list of each piece of real property owned, leased or occupied by Intellicell and its Subsidiaries. Intellicell has delivered to CWI a true and accurate copy of each deed, mortgage, lease, and other documents (collectively, the "INTELLICELL REAL ESTATE DOCUMENTS") pursuant to which Intellicell owns, leases, or otherwise occupies each of its properties (the "INTELLICELL PROPERTIES"). Neither Intellicell nor any of its Subsidiaries has any interest as owner, lessor, lessee, or otherwise in any real estate other than as set forth in Section 4.3(j) of the Intellicell Disclosure Letter. Intellicell has not received notice from any mortgagee or landlord of any of the Intellicell Properties that Intellicell or any of its Subsidiaries is in default of any terms, conditions, or provisions of any mortgage ("INTELLICELL MORTGAGE") or lease ("INTELLICELL LEASE") relating to any of the Intellicell Properties. The Intellicell Mortgages and Intellicell Leases are in good standing and, to the knowledge of Intellicell, no condition exists which, with the passage of time, giving of notice, or both, would lead to a default under any Intellicell Mortgage or Intellicell Lease.

        (k) TITLE TO PROPERTIES. To Intellicell's knowledge, Intellicell and its Subsidiaries have good and marketable title to all of their respective real and personal properties, including the Intellicell Properties and all other properties reflected in Intellicell's consolidated balance sheet as of March 31, 1999, or acquired subsequent to March 31, 1999 (except property disposed of subsequent to that date in the ordinary course of business). Except as disclosed in Intellicell's consolidated balance sheet as of March 31, 1999, such assets and properties are not, to Intellicell's knowledge, subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest or title retention or other security arrangement except for liens for the payment of federal, state and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Intellicell and its Subsidiaries or the ownership of their assets or properties which were not incurred in connection with the borrowing of money or the obtaining of advances, and which do not in the aggregate materially detract from the value of the assets or properties of Intellicell and its Subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses.

        (l) CONDITION OF ASSETS AND PROPERTIES. To Intellicell's knowledge, the buildings, equipment, fixtures, furniture, furnishings, office equipment and all other tangible personal assets and properties of Intellicell and its Subsidiaries presently used in Intellicell's business, do not require any material repairs other than normal maintenance and are in good operating condition, reasonable wear and tear excepted.

        (m) LITIGATION. There are no actions, suits, proceedings or other litigation pending or, to the knowledge of Intellicell, threatened against Intellicell or any of its Subsidiaries, or any of their officers, directors or material vendors or customers, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if determined adversely to Intellicell or its Subsidiaries, would individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

        (n) INTELLECTUAL PROPERTY. No claim is pending or, to the knowledge of Intellicell, threatened to the effect that the present or past operations of Intellicell or any Subsidiary of Intellicell infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit Intellicell and its Subsidiaries to conduct their businesses as now operated (the "INTELLICELL INTELLECTUAL PROPERTY") and no claim is pending or, to the knowledge of Intellicell, threatened to the effect that any of the Intellicell

Intellectual Property is invalid or unenforceable. Section 4.3(n) of the Intellicell Disclosures Letter contains a list of all licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, and service marks of Intellicell and each of its Subsidiaries. No contract, agreement or understanding between Intellicell or any of its Subsidiaries and any other party exists which would impede or prevent the continued use by Intellicell and its Subsidiaries of the entire right, title and interest of Intellicell and its Subsidiaries in and to the Intellicell Intellectual Property.

        (o) CONSENTS AND APPROVALS; NO VIOLATION. Except for applicable requirements of the 1934 Act, state blue sky laws, and the filing and recordation of the Agreement of Merger, as required by the Illinois Act and Delaware Act, no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the consummation by Intellicell and Merger Sub of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Intellicell and the consummation of the transactions contemplated hereby will not violate or result in a breach by Intellicell or any of its Subsidiaries of, or constitute a default under, or conflict with or cause any acceleration of any obligation with respect to (i) any material provision or restriction of any charter, bylaw, loan, indenture or mortgage of Intellicell or any of its Subsidiaries; or (ii) any material provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance or regulation or any other restriction of any kind or character to which any assets or properties of Intellicell or any of its Subsidiaries is subject or by which Intellicell or any of its Subsidiaries is bound. To Intellicell's knowledge based, in part, upon CWI's representation set forth in the last sentence of Section 4.1(n), no filing under the H-S-R Act is required in connection with this Agreement or the Merger.

        (p) TAXES. Intellicell and its Subsidiaries have filed all federal, state, foreign, local and any other applicable tax returns and reports required to be filed, and have paid in full or adequately reserved for all taxes shown due thereon (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof). To the knowledge of Intellicell, such tax returns and reports are correct in all material respects. Federal tax returns of Intellicell and its Subsidiaries have not been audited by the Internal Revenue Service. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or state income tax returns of Intellicell or any of its Subsidiaries within the three previous years.

        (q) ACCOUNTS RECEIVABLE. To Intellicell's knowledge, the accounts receivable of Intellicell and its Subsidiaries have been acquired in the ordinary course of business, and are subject to no known defenses, setoffs or counterclaims, except to the extent of the reserve reflected in the consolidated financial statements of Intellicell and its Subsidiaries. Subject to the foregoing, Intellicell is not guaranteeing the collectibility of its receivables or the receivables of its Subsidiaries nor is Intellicell representing that any of those receivables will actually be collected.

        (r) CONTRACTS. Except for the transactions contemplated by Section 6.1(n), neither Intellicell nor any of its Subsidiaries is a party to (i) any lease, installment purchase agreement or other contract with respect to any real property used or proposed to be used in its operations, except, in each case, items reflected in Intellicell's March 31, 1999 financial statements; (ii) any contract or agreement for the purchase of any personal property, commodity, material, fixed asset or equipment in excess of $100,000 (iii) any mortgage, lease, contract or agreement creating an obligation of $100,000 or more; (iv) any contract or agreement involving payments in excess of $100,000 which by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (v) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of arrangement; (vi) any material license agreement; or (vii) any contract which could be reasonably be expected to result in a material loss or obligation to Intellicell and its Subsidiaries. To the knowledge of Intellicell, each of the foregoing mortgages, leases, contracts, agreements and other arrangements to which Intellicell or any of its Subsidiaries is a party are valid and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, whether asserted in a proceeding in equity or at law. Intellicell, its

Subsidiaries and, to Intellicell's knowledge, all other parties to each of the foregoing mortgages, leases, contracts, agreements and other arrangements have performed all material obligations required to be performed to date thereunder; neither Intellicell, nor any of its Subsidiaries nor, to Intellicell's knowledge, any such other party is in default or in arrears under the terms of any of the foregoing; and, to Intellicell's knowledge, no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under any of them.

        (s) COMPLIANCE WITH LAW AND OTHER REGULATIONS. Intellicell and each of its Subsidiaries is in compliance with all requirements (including those relating to environmental matters) of Federal, state or local law, and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties and all premises occupied by it except where the failure to comply would not be reasonably likely to have a Material Adverse Effect. There is no environmental contamination, toxic waste or other discharge, spill, construction component, structural element or condition, other than cleaning solvents and other substances normally used in day-to-day operations which is reasonably likely to have a Material Adverse Effect, nor has Intellicell received any official notice or citation that the Intellicell Properties in any way contravene any Federal, state or local law or regulation relating to environmental, health or safety matters, including without limitation any requirements of CERCLA or any OSHA requirements. Without limiting the foregoing, each of Intellicell and its Subsidiaries have properly filed all reports, paid all monies and obtained all licenses, permits, certificates and authorizations needed or required and material to the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions and provisions of all of the foregoing. Neither Intellicell nor any of its Subsidiaries has received any notice from any Federal, state or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body.

        (t) EMPLOYEE BENEFIT AND EMPLOYMENT MATTERS. Intellicell and its "ERISA Affiliates" (as determined under Section 414(b), (c), (m) or (o) of the
Code) (i) maintain, administer or contribute to, or at any time during the past six years have maintained, administered or contributed to, only those employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in
Section 4.3(t) of the Intellicell Disclosure Letter (the "INTELLICELL PENSION PLANS"); and (ii) maintain, administer or contribute to only those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in
Section 4.3(t) of Intellicell Disclosure Letter (the "INTELLICELL WELFARE PLANS"). Intellicell and all ERISA Affiliates maintain, administer or contribute to only those bonus, deferred compensation, stock purchase, stock option, severance plan, insurance or similar arrangements described in Section 4.3(t) of the Intellicell Disclosure Letter (the "INTELLICELL EMPLOYEE BENEFIT PLANS"). The Internal Revenue Service has determined that each Intellicell Pension Plan intended to be "qualified" under Section 401(a) of the Code is so qualified and that the trust forming a part thereof is tax exempt under Section 501(a) of the Code from the date of its establishment until the date hereof, and Intellicell does not know of any matter which would adversely affect such qualified or tax-exempt status of such plan or trust. Full payment has been made, or will be made in accordance with Sections 404(a)(6) and 412 of the Code, of all amounts which either Intellicell or any ERISA Affiliate is required to pay under the terms of each of the Intellicell Pension Plans and Intellicell Welfare Plans and all such amounts are properly accrued on Intellicell's March 31, 1999 consolidated balance sheet; and none of the Intellicell Pension Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Sections 302 of ERISA and 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of such Plans ended prior to the date of this Agreement. Neither any Intellicell Pension Plan or Intellicell Welfare Plan nor any Intellicell Pension Plan or Intellicell Welfare Plan fiduciary has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) other than any such transaction which is exempt under

Section 408 of ERISA or Section 4975(d) of the Code. Intellicell has furnished to CWI true and complete copies of each Intellicell Pension Plan, Intellicell Welfare Plan, and Intellicell Employee Benefit Plan and related trust agreements or annuity contracts, Internal Revenue Service determination letters and summary plan descriptions; all of the foregoing plans, agreements and commitments are valid, binding, in full force and effect, and there are no defaults thereunder; and none of the rights of Intellicell or any of its ERISA Affiliates thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement. Neither Intellicell nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no material request for union representation pending or, to the knowledge of Intellicell, threatened against Intellicell or any of its Subsidiaries. Neither Intellicell nor any of its ERISA Affiliates has incurred any liability to the PBGC as a result of the voluntary or involuntary termination of any Intellicell Pension Plan subject to Title IV of ERISA; there is currently no active filing by Intellicell or any of its ERISA Affiliates with the PBGC (and no proceeding has been commenced by the PBGC to terminate any Intellicell Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Intellicell or any of its ERISA Affiliates); and neither Intellicell nor any of its ERISA Affiliates has made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA). The employment of each employee of Intellicell and its Subsidiaries is terminable at will, subject to applicable law. Each of Intellicell and its Subsidiaries has complied in all material respects with all other applicable Federal, state and local laws relating to the employment of labor including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, working conditions and payment of taxes of any kind, and neither Intellicell nor any of its Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave or other compensatory time.

        (u) INSURANCE. Intellicell and each of its Subsidiaries maintains in full force and effect insurance coverage on their respective assets, properties, premises, operations and personnel in such amounts and against such risks and losses as are set forth on Section 4.3(u) of the Intellicell Disclosure Letter.

        (v) CONFLICTING INTEREST. No director, officer or principal stockholder of Intellicell or any of its Subsidiaries (i) has any pecuniary interest in any supplier or customer of Intellicell or any of its Subsidiaries or in any other business with which Intellicell and its Subsidiaries conducts business or with which Intellicell and its Subsidiaries is in competition other than holdings of the publicly traded securities of such entities; or (ii) is indebted to Intellicell and its Subsidiaries for borrowed money.

        (w) NO PAYMENTS TO DIRECTORS, OFFICERS, STOCKHOLDERS OR OTHERS. Since March 31, 1999, there has not been any purchase or redemption of any shares of capital stock of Intellicell or any of its Subsidiaries or any transfer, distribution or payment by Intellicell and its Subsidiaries, directly or indirectly, of any assets or properties to any director, officer, principal stockholder or other person other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on March 31, 1999 and amounts paid in the normal course in reimbursement of reasonable expenses incurred on behalf of Intellicell.

        (x) NO PROHIBITED PAYMENTS. Neither Intellicell or its Subsidiaries nor, to the knowledge of Intellicell, any officer, director, employee, independent contractor or agent acting on behalf of Intellicell or its Subsidiaries has at any time (i) made any contributions to any candidate for political office in violation of law, or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation or ordinance requiring such disclosure;
(ii) made any payment to any local, state, Federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; (iii) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which Intellicell and its Subsidiaries sells products or renders services or from which Intellicell and its Subsidiaries buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to Intellicell and its Subsidiaries; or (iv) engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Intellicell and its Subsidiaries.

        (y) MINUTE BOOKS. Intellicell has furnished CWI all minute books of Intellicell and each of its Subsidiaries reflecting actions taken by their respective stockholders and directors.

        (z) ACCURACY OF STATEMENTS. Except to the extent specifically qualified herein as being only to Intellicell's knowledge, neither this Agreement nor any statement, list, certificate, document or other information furnished or to be furnished by Intellicell to CWI in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

        (aa) THE PROXY STATEMENT. The Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to the Intellicell Stockholders or at the time of the meeting of the Intellicell Stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with all applicable laws, including the provisions of the 1934 Act and the rules and regulations promulgated thereunder, except that no representation is made by Intellicell with respect to information supplied by CWI for inclusion therein.

        (ab) BROKERS AND FINDERS. Neither Intellicell or any of its Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement, except for Intellicell's agreement, dated June 2, 1999, with Sands Brothers & Co., Ltd. ("SANDS").

        (ac) STATUS OF INTELLICELL COMMON STOCK TO BE ISSUED. The shares of Intellicell Common Stock into which the shares of CWI Common Stock will be converted pursuant to this Agreement will be, when issued, validly authorized and issued, fully paid, nonassessable and not subject to any preemptive rights.

        (ad) NO ACTIVITIES. Merger Sub has not conducted any operations or incurred any liabilities or obligations other than in connection with its formation and the transactions contemplated hereby.

        (ae) YEAR 2000 COMPLIANCE. To Intellicell's knowledge, all of the computer hardware, software and information systems, including without limitation the financial, operational and manufacturing systems, used by Intellicell and each of its Subsidiaries are, or on or before December 31, 1999 will be, Year 2000 Compliant. To Intellicell's knowledge, products sold by Intellicell to customers are Year 2000 Compliant.

        (af) INVENTORY. With respect to inventories listed on Intellicell's balance sheet as of March 31, 1999, as of the date of such balance sheet: (i) inventories are stated at lower of cost or market, cost being determined on the basis of FIFO and consistent with the prior year, and due provision was made to reduce all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values; (ii) inventory quantities were determined from Intellicell's perpetual inventory records, which have been adjusted on the basis of physical counts taken by competent employees; (iii) liabilities, if unpaid, for all items included in inventories are recorded, and all quantities billed to customers are excluded from the inventory balances; (iv) commitments for future purchases are for quantities not in excess of anticipated requirements and at prices which will not result in loss; and (v) adequate provision has been made for any material loss to be sustained in the fulfillment of, or from the inability to fulfill, any commitment.

V.  COVENANTS

    5.1 COVENANTS OF CWI. CWI agrees that, unless Intellicell otherwise consents in writing, prior to the Closing:

        (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. CWI and CWI's Subsidiaries shall not take or suffer or permit any action which would render untrue any of the representations or warranties of CWI herein contained, and CWI shall not omit to take any action, the omission of which would render untrue any such representation or warranty.

        (b) PRESERVATION OF BUSINESS. CWI shall use commercially reasonable efforts to (i) preserve intact the present business organization of CWI; (ii) preserve the present goodwill and advantageous relationships of CWI with vendors, customers and all other persons having business dealings with CWI; and
(iii) preserve and maintain in force all CWI Intellectual Property. CWI shall not enter into any employment agreements with any of its officers or management personnel which may not be cancelled without penalty upon notice not exceeding 90 days, except for those severance agreements with specified individuals described in Section 5.1(b) of the CWI Disclosure Letter. CWI shall maintain in force all property, casualty, directors and officers and other forms of insurance which it is presently carrying and shall refrain from making any change in any insurance coverage.

        (c) ORDINARY COURSE. CWI shall operate its business only in the usual, regular and ordinary course and manner consistent with past practice. Without limiting the foregoing, CWI shall not (i) encumber or mortgage any property or assets; (ii) except for those severance agreements described in Section 5.1(b) of the CWI Disclosure Letter, incur any obligation (contingent or otherwise), or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business or, whether or not in the ordinary course of business, which involve obligations in excess of $100,000 or which extend beyond six months from the date of this Agreement; (iii) amend, modify or terminate any presently existing lease, contract, agreement or other obligation; or (iv) acquire any stock or other equity interest in any corporation, trust or other entity. CWI will retain its $1,500,000 term loan with American National Bank and will continue to make payments on this loan through the Closing Date in the ordinary course of business. Notwithstanding the foregoing, CWI may make distributions, issue shares of CWI Stock as contemplated by this Agreement or pay compensation to its officers, directors and shareholders that are not in the ordinary course of business, provided that such distributions or payments do not result in CWI having total stockholders' equity as of the Closing Date of less than $1,177,667.

        (d) BOOKS AND RECORDS. CWI shall maintain its books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with prior years.

        (e) NO ORGANIC CHANGE. Except as contemplated by this Agreement, CWI shall not (i) amend its charter or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization or otherwise; or (iii) merge or consolidate with any other corporation, trust or entity or change the character of its business.

        (f) NO ISSUANCE BY CWI OF SHARES, OPTIONS, OR OTHER SECURITIES. CWI shall not (i) issue any shares of capital stock (except for issuances to its existing officers, directors and shareholders); or (ii) grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

        (g) COMPENSATION. CWI shall not (i) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of the date of this Agreement; or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement, except as a result of collective bargaining negotiations, except for insubstantial changes necessary to comply with the minimum requirements of the Code or ERISA.

        (h) DIVIDENDS. CWI shall not (i) declare, make or pay any dividend or other distribution with respect to shares of CWI Common Stock or otherwise; (ii) purchase, redeem or otherwise acquire any shares of CWI Common Stock; or (iii) transfer, distribute or pay, directly or indirectly, any assets or properties to any stockholders of CWI or its Subsidiaries or to any other person, except as permitted by this Agreement. Notwithstanding the foregoing, CWI may pay or prepay CWI stockholder loans and other related-party indebtedness, pay dividends, redeem or repurchase shares of CWI Common Stock, or make other distributions to or cancel obligations owing from its shareholders, provided that such payments, prepayments, dividends, redemptions, repurchases, distributions or cancellations do not violate any covenants or restrictions under any agreement with American National Bank or other contract or agreement of CWI and do not result in CWI having total stockholders' equity as of the Closing Date of less than $1,177,667.

        (i) RIGHT OF INSPECTION. Subject to the confidentiality agreement, dated February 9, 1999, entered into by and between Intellicell and CWI (the "CONFIDENTIALITY AGREEMENT"), CWI shall make available to Intellicell and its representatives for inspection at all reasonable times all of the assets, properties, facilities, records, agreements (including all documents of any description evidencing any right or obligation of CWI) and the financial statements of CWI and allow Intellicell and its representatives the right to make whatever copies of such materials they require, and CWI shall permit Intellicell and its independent accountants to audit or make such audit tests respecting the accounts of CWI as Intellicell or its accountants consider appropriate.

        (j) CONFIDENTIALITY. CWI shall not reveal, orally or in writing, to any person, other than Intellicell and its representatives and CWI's own officers, directors, agents, representatives and employees, any of the business procedures or practices followed by it in the conduct of its business or any other information of a confidential nature. All information obtained by CWI from Intellicell, shall be kept confidential in accordance with the Confidentiality Agreement.

        (k) SATISFACTION OF OBLIGATIONS AND LIABILITIES. CWI shall (i) pay or cause to be paid all of the obligations and liabilities arising out of its business as they mature, except for those obligations and liabilities as to which nonpayment will not result in any interest or penalties and those which are disputed in good faith with the written approval of Intellicell, which approval shall not be unreasonably withheld and shall be presumed to be given by Intellicell unless objection is delivered by Intellicell within three business days after CWI's written request for approval delivered in accordance with the notice requirement of Section 10.4; (ii) maintain in all material respects and perform its obligations under all agreements and contracts to which it is bound in accordance with their terms; and (iii) comply in all material respects with all requirements of applicable federal, state and local laws, regulations and rules.

        (l) REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, CWI shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) assisting Intellicell with the prompt preparation and filing with the SEC of the Proxy Statement; (ii) assisting Intellicell with such actions as may be required to have the Proxy Statement cleared by the SEC as promptly as prac-ticable, including by consulting with Intellicell as to any SEC comments with respect thereto; (iii) assisting Intellicell with such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of the shares of Intellicell Common Stock contemplated hereby; and (iv) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, and waivers by any public or private third parties. Intellicell shall reimburse CWI for reasonable out-of-pocket expenses incurred by CWI in assisting Intellicell with any filings required to be made by Intellicell, provided that Intellicell's obligations to reimburse CWI under this Section 5.1(l) and under Section 10.1 shall not exceed in the aggregate $25,000, or 50% of the cost to CWI to obtain the audited financial statements to be prepared by its independent public accountants for the Proxy Statement and to satisfy SEC regulations, whichever is less, and except that no such reimbursement shall be required if Intellicell terminates this Agreement due to CWI's breach of any of its covenants under this Agreement or CWI's failure to satisfy any condition precedent for the benefit of Intellicell by no later than October 30, 1999. Intellicell's reimbursement of CWI's costs will, subject to CWI's delivery of verification of such costs, be made to CWI within 15 days after the last to occur of (i) the date of termination of the transaction or the Closing Date (as the case may be) and (ii) the receipt of Altschuler, Melvoin & Glasser's statement for services with respect to the certified audit for the three year period ended September 30, 1998. In this regard, Intellicell agrees that it also shall be responsible for all SEC filing fees in connection with the Proxy Statement.

    5.2 COVENANTS OF INTELLICELL. Intellicell agrees that, unless CWI otherwise consents in writing, prior to the Closing:

        (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. Intellicell and its Subsidiaries shall not take or suffer or permit any action which would render untrue any of the representations or warranties of Intellicell herein contained, and Intellicell shall not omit to take any action, the omission of which would render untrue any such representation or warranty.

        (b) PRESERVATION OF BUSINESS. Intellicell shall use commercially reasonable efforts to (i) preserve intact the present business organization of Intellicell and its Subsidiaries; (ii) preserve the present goodwill and advantageous relationships of Intellicell and its Subsidiaries with investors and all other persons having business dealings with Intellicell and its Subsidiaries; and (iii) preserve and maintain in force all Intellicell Intellectual Property. Intellicell and its Subsidiaries shall maintain in force all property, casualty, directors and officers and other forms of insurance which they are presently carrying and shall refrain from making any change in any insurance coverage.

        (c) ORDINARY COURSE. Intellicell and its Subsidiaries shall operate their businesses only in the usual, regular and ordinary course and manner consistent with past practice. Without limiting the foregoing, Intellicell shall not, except in connection with the transactions contemplated by Section 6.1(n)
(i) encumber or mortgage any material property or assets; (ii) incur any obligation (contingent or otherwise), or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business or, whether or not in the ordinary course of business, which involve obligations in excess of $100,000 or which extend beyond six months from the date of this Agreement; (iii) amend, modify or terminate any presently existing material lease, contract, agreement or other obligation; or (iv) acquire any stock or other equity interest in any corporation, trust or other entity.

        (d) BOOKS AND RECORDS. Intellicell and its Subsidiaries shall maintain their books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with prior years.

        (e) NO ORGANIC CHANGE. Except as contemplated by this Agreement, neither Intellicell nor its Subsidiaries shall (i) amend their charter or bylaws; (ii) make any change in their capital stock by reclassification, subdivision, reorganization or otherwise; or (iii) merge or consolidate with any other corporation, trust or entity or change the character of their business.

        (f)  NO ISSUANCE BY INTELLICELL OF SHARES, OPTIONS OR OTHER
SECURITIES. Except for (i) shares of Intellicell Common Stock issued upon the exercise of any options or warrants that are outstanding on the date of this Agreement, (ii) grants of options under stock option plans or similar arrangements in effect on the date hereof, (iii) the distribution of warrants to the Intellicell Stockholders approved by the Intellicell Stockholders in December 1998, or (iv) the issuance of any shares, options or other securities in connection with the transactions contemplated by Section 6.1(n), neither Intellicell nor its Subsidiaries shall issue any shares of capital stock or grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

        (g) COMPENSATION. Except as set forth in Section 4.3(g) of the Intellicell Disclosure Letter, Neither Intellicell nor its Subsidiaries shall
(i) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of the date of this Agreement, except in accordance with normal and customary practice; or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement (other than as a result of collective bargaining negotiations), except for insubstantial changes necessary to comply with the minimum requirements of the Code or ERISA and a contemplated increase of 500,000 in the number of shares covered by options that may be granted under Intellicell's qualified option plans pursuant to either an amendment to the existing plans or the adoption of a new plan. Any options granted with respect to such increase in the number of shares available under Intellicell's option plans shall be described in Schedule 4.3(d) of the Intellicell Disclosure Letter.

        (h) DIVIDENDS. Intellicell shall not (i) declare, make or pay any dividend or other distribution with respect to shares of Intellicell Common Stock; (ii) purchase, redeem or otherwise acquire any shares of Intellicell Common Stock; or (iii) transfer, distribute or pay, directly or indirectly, any assets or properties to any stockholders of Intellicell or its Subsidiaries or to any other person, except for the distribution of warrants to the Intellicell Stockholders approved by the Intellicell Stockholders in December 1998 and described in Section 5.2(h) of the Intellicell Disclosure Letter and as otherwise permitted by this Agreement.

        (i) RIGHT OF INSPECTION. Intellicell shall make available to CWI and its representatives for inspection at all reasonable times all of the assets, properties, facilities, records, agreements (including all documents of any description evidencing any right or obligation of Intellicell or any of its Subsidiaries) and the financial statements of Intellicell and allow CWI and its representatives the right to make whatever copies of such materials they require, and Intellicell shall permit CWI and its independent accountants to audit or make such audit tests respecting the accounts of Intellicell and its Subsidiaries as CWI or its accountants consider appropriate.

        (j) CONFIDENTIALITY. Neither Intellicell nor any of its Subsidiaries shall reveal, orally or in writing, to any person, other than CWI and its representatives, any of the business procedures or practices followed by it in the conduct of its business or any other information of a confidential nature. All information obtained by Intellicell and its Subsidiaries from CWI, other than information obtained for inclusion in the Proxy Statement, shall be kept confidential in accordance with the Confidentiality Agreement.

        (k) SATISFACTION OF OBLIGATIONS AND LIABILITIES. Intellicell and each of its Subsidiaries shall (i) pay or cause to be paid all of the obligations and liabilities arising out of its business as they mature, except for those which are in good faith disputed with the written approval of CWI; (ii) maintain in all material respects and perform its obligations under all agreements and contracts to which it is bound in accordance with their terms; and (iii) comply in all material respects with all requirements of applicable Federal, state and local laws, regulations and rules.

        (l) RECOMMENDATION OF BOARD OF DIRECTORS. Except to the extent required by fiduciary duty under applicable law, the Board of Directors of Intellicell shall not modify its action taken on or prior to the date of this Agreement approving the Merger and recommending approval of the Merger by the Intellicell Stockholders, except that no such recommendation shall be required if Intellicell terminates this Agreement due to CWI's breach of any of its covenants under this Agreement or CWI's failure to satisfy any condition precedent for the benefit of Intellicell by no later than October 30, 1999.

        (m) REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Intellicell shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) with the assistance of CWI, the prompt preparation and filing with the SEC of the Proxy Statement; (ii) with the assistance of CWI, such actions as may be required to have the Proxy Statement cleared by the SEC as promptly as practicable, including by consulting with CWI as to, and responding promptly to, any SEC comments with respect thereto; (iii) with the assistance of CWI, such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of the shares of Intellicell Common Stock contemplated hereby; and (iv) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, and waivers by any public or private third parties. Notwithstanding the foregoing, Intellicell shall not be required to agree, as a condition to any governmental approval of or consents to the transactions contemplated hereby, to divest itself of any Subsidiary, division or business units which is material to Intellicell and its Subsidiaries taken as a whole, or the divestiture of which would be reasonable likely to have a Material Adverse Effect.

        (n) EMPLOYEE BENEFITS. Intellicell shall cause the Surviving Corporation and its subsidiaries to provide employees of the Surviving Corporation and its subsidiaries with benefits, including 401(k), deferred compensation, health and welfare and paid time-off benefits, which are no less favorable in the aggregate than those generally provided by CWI to its employees. To the extent that any employees of CWI become eligible to participate in any employee benefit plan of Intellicell after the Closing, Intellicell, the Surviving Corporation and their subsidiaries, to the extent such employee benefit plan permits, shall credit such employee's service with CWI for purposes of determining such employee's eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan.

        (o) THIRD PARTY BENEFICIARIES. The provisions of Section 5.2(n) will survive the consummation of the Merger, are intended to benefit and may be enforced by each of the persons who participate in any of the employee benefits plans referred to therein, and will be binding on all successors and assigns of Intellicell and Surviving Corporation.

        (p) VOTING TRUST AGREEMENT. Intellicell shall use its commercially reasonable efforts to cause officers, directors, and shareholders of Intellicell (the "MINIMUM HOLDERS") who own, in the aggregate, a specified minimum number of shares of Intellicell Common Stock that will be agreed to by Intellicell and CWI to enter into a Voting Trust Agreement, with the Principal CWI Stockholders (the "VOTING TRUST AGREEMENT"), with the terms of such agreement to be agreed to by Intellicell and CWI prior to the Closing.

        (q) OPERATION OF MERGER SUB. With the exception of CWI's computer hardware and software systems, Merger Sub intends to use a significant portion of CWI's assets in its business and, with the exception of such hardware and software, Merger Sub currently does not intend or plan to dispose of more than an insignificant portion of CWI's assets or to liquidate or merge Merger Sub into Intellicell.

VI.  CONDITIONS PRECEDENT TO OBLIGATIONS

    6.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF INTELLICELL AND MERGER SUB. The obligations of Intellicell and Merger Sub under this Agreement are subject to the satisfaction of the following conditions on or before the Closing, which may be waived in whole or in part by Intellicell and Merger Sub at their sole discretion:

        (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of CWI and the Principal CWI Stockholders herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of the Closing, except as specifically affected by transactions contemplated hereby.

        (b) PERFORMANCE OF AGREEMENTS. CWI shall have in all material respects performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing.

        (c) OPINION OF FINANCIAL ADVISOR. Sands, the financial advisor to Intellicell, shall have delivered to Intellicell its written opinion to the effect that the Merger is fair to the stockholders of Intellicell from a financial point of view.

        (d) STOCKHOLDER APPROVALS. All necessary action on the part of the CWI's stockholders adopting this Agreement and approving the transactions contemplated hereby shall have been taken, and no stockholder of CWI shall have exercised any appraisal right that he may have with respect to the Merger.

        (e) OPINION OF COUNSEL FOR CWI. At the Closing, Intellicell shall have received an opinion of Kamensky & Rubinstein, counsel for CWI, dated the Closing Date, in form and substance reasonably satisfactory to Intellicell and its counsel, to the effect that:

            (i) CWI is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power under the laws of such state to own, lease and operate its properties, to carry on its business as currently conducted and to consummate the Merger;

            (ii) All necessary corporate proceedings of the Board of Directors of CWI to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Merger have been duly and validly taken;

           (iii) CWI has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by CWI and constitutes its legal, valid and binding obligation except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and

            (iv) Except as disclosed in the CWI Disclosure Letter, such counsel knows of no actions, suits or proceedings pending or threatened against or affecting CWI, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality that relate to the transactions contemplated by this Agreement, or would, if determined adversely to CWI, individually or in the aggregate have a Material Adverse Effect.

    In rendering the above opinions, such counsel may rely on opinions of other counsel and certificates of officers and employees of CWI delivered in connection with this Agreement, with copies of such opinions and certificates to be furnished to Intellicell.

        (f) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, properties, prospects or financial condition of CWI.

        (g) LITIGATION. No action or proceeding before any court or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of Intellicell make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

        (h) CERTIFICATE OF CWI. At the Closing, Intellicell shall have received from CWI a certificate of the chairman or president and the secretary of CWI, dated the date of the Closing, certifying that all representations and warranties set forth in this Agreement are true, complete and correct in all material respects at and as of the Closing as if made at that time, and that CWI has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by CWI on or prior to the Closing.

        (i) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by CWI and all instruments executed and delivered by CWI on or prior to the Closing in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to counsel for Intellicell.

        (j) CONSENTS AND APPROVALS. CWI shall have obtained all consents and approvals of other persons, mortgagees, lessors, and governmental authorities necessary to the performance by CWI of the transactions hereunder. CWI shall have made all filings, applications, statements and reports to all Federal, state, and local governmental agencies or entities required to be made prior to the Closing by or on behalf of CWI pursuant to any statute, rule or regulation in connection with the transactions contemplated hereunder.

        (k) DELIVERY OF DOCUMENTS. All other documents required to be delivered by CWI on or prior to the Closing shall be delivered or shall be tendered by the Closing.

        (l) EMPLOYMENT AGREEMENT. Intellicell or the Surviving Corporation shall have entered into employment agreements with Ronald Goldberg, and Cary Maimon and any other CWI employees that Intellicell deems necessary on terms that are acceptable to Intellicell in its sole discretion and to such employees. Philip Leavitt and Sherwin Geitner shall have terminated their employment with CWI as of the Closing Date. CWI will have entered into any necessary severance arrangements with CWI employees on terms that are acceptable to CWI (in its sole discretion) and approved by Intellicell, with such approval not to be unreasonably withheld.

        (m) INTELLICELL COMMON STOCK TRADING PRICE. The average closing price on Nasdaq of the Intellicell Common Stock for any five consecutive trading day period ending at least three trading days prior to the Closing Date shall not be below $2.50 per share; provided that Intellicell may only terminate this Agreement pursuant to this Section 6.1(m) by giving written notice of such termination to CWI within three business days following the end of such five-day trading period.

        (n) ADDITIONAL FINANCING. Intellicell shall have received the approval from its current lender, Nationscredit Commercial Corporation ("NATIONSCREDIT"), to this Agreement and shall have obtained an additional line of credit on terms acceptable to Intellicell in its sole discretion for at least $15,000,000 from either Nationscredit, CWI's current lender or another commercially recognized lender. The additional line of credit will be used to pay off CWI's existing line of credit which is partially secured by the personal guaranties of the Principal CWI Stockholders, and those guaranties will be released. Intellicell shall also have obtained additional debt or equity financing on terms acceptable to Intellicell in its reasonable discretion for at least $5,500,000 (exclusive of the exercise price of any currently outstanding warrants or options to purchase Intellicell Common Stock).

        (o) RELATED PARTY AGREEMENTS. CWI shall have entered into agreements with Leavitt Communications, Inc. ("LCI"), covering LCI's right of first refusal to purchase any CWI computer hardware or software that may be sold by Merger Sub. CWI shall have entered into agreements with LCI and Continental Mobile Telephone Company, Inc. ("CMT") regarding LCI's and CMT's tenancy, management, and LCI's and CMT's access to Merger Sub's resources, all on terms mutually acceptable to Intellicell and either LCI or CMT, as the case may be.

        (p) INSURANCE LETTER. Intellicell shall have received a letter from CWI's insurance carrier confirming that the insurance coverage described in
Section 4.1(t) of the CWI Disclosure Letter is customary for the business engaged in by CWI.

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    6.2  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CWI.  The obligations of CWI under this Agreement are subject to the satisfaction of the following conditions on or before the Closing, which may be waived in whole or in part by CWI at its sole discretion:

        (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Intellicell and Merger Sub herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of the Closing, except as specifically affected by transactions contemplated hereby.

        (b) PERFORMANCE OF AGREEMENTS. Intellicell and Merger Sub shall have in all material respects performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Closing.

        (c) STOCKHOLDER APPROVAL. All necessary action on the part of the Intellicell Stockholders adopting this Agreement and approving the transactions contemplated hereby shall have been taken.

        (d) OPINION OF COUNSEL FOR INTELLICELL. At the Closing, CWI shall have received an opinion of Troy & Gould Professional Corporation, counsel for Intellicell, dated the Closing Date, in form and substance reasonably satisfactory to CWI and its counsel, to the effect that:

            (i) Intellicell is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power under the laws of such state to own, lease and operate its properties, to carry on its business as described in the Proxy Statement, and to consummate the Merger;

            (ii) Each of the Subsidiaries of Intellicell is a corporation, partnership or joint venture incorporated, validly existing and in good standing under the laws of the state of its incorporation or organization, and has all requisite corporate power under the laws of such state to own, lease and operate its properties and to carry on its business as described in the Proxy Statement and, with respect to Merger Sub, to consummate the Merger.

           (iii) All necessary corporate proceedings of the Boards of Directors and the stockholders of Intellicell and Merger Sub to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Merger have been duly and validly taken;

            (iv) Each of Intellicell and Merger Sub has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by each of Intellicell and Merger Sub and constitutes its legal, valid and binding obligation except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

            (v) Except as disclosed in the Intellicell Disclosure Letter, such counsel knows of no actions, suits or proceedings pending or threatened against or affecting Intellicell or any of its Subsidiaries, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality that would, if determined adversely to Intellicell, individually or in the aggregate, have a Material Adverse Effect, or which would require disclosure in the Proxy Statement pursuant to the 1934 Act or the rules and regulations promulgated thereunder;

            (vi) The shares of Intellicell Common Stock to be issued in accordance with this Agreement are duly authorized, and will be, upon the effectiveness of the Merger, validly issued, fully paid and nonassessable.

           (vii) The method of computing the Share Value set forth in Section
       1.7 will not violate the 1933 Act, the 1934 Act or any rules or regulations promulgated thereunder or any rules or regulations of the National Association of Securities Dealers, Inc.

          (viii) Based solely upon the representations of Intellicell and CWI, no filing is required by the parties to this Agreement under the H-S-R Act.

            (ix) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

            (x) The Intellicell Stockholders will not have any appraisal rights in connection with the Merger.

            (xi) The transactions contemplated by this Agreement will not violate the registration requirements of the 1933 Act.

    In rendering the above opinions, such counsel may rely on opinions of other counsel and certificates of officers and employees of Intellicell delivered in connection with this Agreement, with copies of such opinions and certificates to be delivered to CWI.

        (e) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, properties, prospects or financial condition of Intellicell and its Subsidiaries, taken as a whole.

        (f) LITIGATION. No action or proceeding before any court or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of CWI make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

        (g) CERTIFICATES OF INTELLICELL AND MERGER SUB. At the Closing, CWI shall have received from Intellicell and Merger Sub certificates of the president and secretary of Intellicell and Merger Sub, dated the Closing Date, certifying that all representations and warranties set forth in this Agreement are true, complete and correct in all material respects at and as of the Closing Date as if made at that time, and that Intellicell and Merger Sub each has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Intellicell and Merger Sub, respectively, on or prior to the Closing.

        (h) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by Intellicell and Merger Sub and all instruments executed and delivered by Intellicell and Merger Sub on or prior to the Closing in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to counsel for CWI.

        (i) DELIVERY OF DOCUMENTS. All other documents required to be delivered by Intellicell or Merger Sub on or prior to the Closing shall be delivered or shall be tendered by the Closing.

        (j) CONSENTS AND APPROVALS. Intellicell and Merger Sub shall have obtained all consents and approvals of other persons, mortgagees, lessors, and governmental authorities necessary to the performance by Intellicell and Merger Sub of the transactions hereunder. Intellicell and Merger Sub shall have made all filings, applications, statements and reports to all Federal, state, and local governmental agencies or entities required to be made prior to the Closing by or on behalf of Intellicell or its Subsidiaries pursuant to any statute, rule or regulation in connection with the transactions contemplated hereunder.

        (k) AMENDMENT TO CERTIFICATE OF INCORPORATION. On or before the Closing, Intellicell shall have amended its Certificate of Incorporation to increase the number of shares of Common Stock it is authorized to issue to 25,000,000 and to change Intellicell's name to Focus Affiliates, Inc. or such other similar name as may be determined by Intellicell's Board of Directors.

        (l) AMENDMENT TO BYLAWS; ELECTION OF DIRECTORS. Intellicell shall have amended its Bylaws to increase the authorized number of seats on its Board of Directors to eight, and three designees of CWI (who shall be reasonably acceptable to Intellicell and at least one of whom is not an officer, director, employee or significant shareholder of CWI) shall have been duly elected to the Intellicell Board of Directors.

        (m) INTELLICELL COMMON STOCK TRADING PRICE. The average closing price on Nasdaq of the Intellicell Common Stock for any five consecutive trading day period ending at least three trading days prior to the Closing Date shall not be below $2.50 per share; provided that CWI may only terminate this Agreement pursuant to this Section 6.2(m) by giving written notice of such termination to Intellicell within three business days of such five-day trading period.

        (n) EMPLOYMENT AGREEMENTS. Intellicell or the Surviving Corporation shall have entered into employment agreements with Ronald Goldberg, Cary Maimon and any other CWI employees that Intellicell deems necessary on terms that are acceptable to CWI in its sole discretion and to such employees. CWI will have entered into any necessary severance arrangements with CWI employees on terms that are acceptable to CWI (in its sole discretion) and approved by Intellicell, with such approval not to be unreasonably withheld.

        (o) VOTING TRUST AGREEMENT. The Voting Trust Agreement shall have been executed and delivered to the Principal CWI Shareholders by not less than the Minimum Holders.

        (p) ADDITIONAL FINANCING. Intellicell shall have received the approval of Nationscredit to this Agreement and shall have obtained an additional line of credit on terms acceptable to CWI in its sole discretion for at least $15,000,000 from either Nationscredit, CWI's current lender or another commercially recognized lender. Intellicell shall also have obtained additional debt or equity financing on terms acceptable to CWI in its reasonable discretion for at least $5,500,000 (exclusive of the exercise price of any currently outstanding warrants or options to purchase Intellicell Common Stock).

        (q) INSURANCE LETTER. CWI shall have received a letter from Intellicell's insurance carrier confirming that the insurance coverage described in Section 4.2(u) of the Intellicell Disclosure Letter is customary for the business engaged in by Intellicell.

VII.  AMENDMENT, WAIVER, TERMINATION

    7.1 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the Intellicell Stockholders, provided that after any such approval, no amendment shall be made which (i) increases the number of shares of Intellicell Common Stock or improves the formula that determines the number of shares to be received by the stockholders of CWI pursuant to this Agreement; (ii) in any way materially adversely affects the rights of the Intellicell Stockholders; or (iii) changes any of the principal terms of this Agreement, in each case without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.2 WAIVER. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party hereto to any extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

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

    7.3 TERMINATION. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the Merger by the Intellicell Stockholders:

            (i) by mutual consent of CWI and Intellicell;

            (ii) by either CWI or Intellicell, if the Merger shall not have been consummated before October 30, 1999 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

           (iii) by either CWI or Intellicell, if (a) the conditions to such party's obligations shall have become commercially impracticable to satisfy and such conditions have not been waived; or (b) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

            (iv) by either CWI or Intellicell, if the issuance of the shares of Intellicell Common Stock issuable in connection with the Merger is not duly approved by the Intellicell Stockholders; or

            (v) by either CWI or Intellicell if (a) an SEC or Nasdaq proceeding is pending or threatened against Intellicell or (b) the financing commitments described in Sections 6.1(n) and 6.2(p) have not been obtained.

    7.4 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.3 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders. Nothing contained in this Section 7.4 shall relieve any party from liability for any willful breach of this Agreement.

VIII.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Merger occurs, all of the representations and warranties contained in Article IV shall survive the Closing for a period of 18 months from the Closing Date.

    8.2  INDEMNIFICATION BY CWI AND PRINCIPAL CWI STOCKHOLDERS.

        (a) Subject to the terms and conditions herein, CWI, jointly and severally with the Principal CWI Stockholders, and the Principal CWI Stockholders, pro rata (based on their proportionate ownership of CWI Stock prior to the Closing), agree to indemnify, defend and hold harmless Intellicell, its stockholders, officers, directors and employees, the Merger Sub, and its officers, directors and employees (all such persons and entities being collectively referred to as the "INTELLICELL GROUP") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Intellicell Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by CWI or the Principal CWI Stockholders in this Agreement (collectively, the "INTELLICELL LOSSES"); provided, however, that (a) the foregoing indemnification shall not include lost profits or other consequential damages and (b) following completion of the Merger, the foregoing indemnification (including without limitation with respect to CWI's representations and warranties) shall be provided solely by the Principal CWI Stockholders pro rata (based on their proportionate ownership of CWI Stock prior to the Closing), and the foregoing indemnified parties shall neither be permitted nor required to seek indemnification from CWI.

        (b) The obligations of CWI and the Principal CWI Stockholders to indemnify members of the Intellicell Group with respect to any Intellicell Loss is subject to the condition that CWI and the Principal CWI Stockholders shall have received a claim for such Intellicell Loss prior to the expiration of 18 months following the Closing Date.

        (c) Notwithstanding any term or condition of this Section 8.2, the liability of CWI and the Principal CWI Stockholders shall be limited as follows:
(i) the maximum aggregate liability of CWI and the Principal CWI Stockholders for all claims pursuant to this Section 8.2 shall not exceed $2,500,000; and
(ii) CWI and the Principal CWI Stockholders shall only be obligated with respect to any claim of indemnification pursuant to this Section 8.2 to the extent the aggregate Intellicell Losses exceed $100,000, in which case CWI and the Principal CWI Stockholders shall be obligated for all Intellicell Losses up to the $2,500,000 maximum.

    8.3  INDEMNIFICATION BY INTELLICELL.

        (a) Subject to the terms and conditions contained herein, Intellicell agrees to indemnify, defend and hold harmless CWI, its stockholders, officers, directors, and employees (all such persons being collectively referred to as the "CWI GROUP") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the CWI Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Intellicell in this Agreement (collectively, the "CWI LOSSES"); provided however, that the foregoing indemnification shall not include lost profits or other consequential damages. Intellicell, however, shall have no liability or obligation to CWI or any of CWI's stock holders should the transactions contemplated by this Agreement not qualify for nonrecognition treatment under the Code for any reason.

        (b) The obligation of Intellicell to indemnify members of the CWI Group with respect to any CWI Loss is subject to the condition that Intellicell shall have received a claim for such CWI Loss prior to the expiration of 18 months following the Closing Date.

        (c) Notwithstanding any term or conditions of this Section 8.3, the liability of Intellicell shall be limited as follows: (i) the maximum liability of Intellicell for all claims pursuant to this Section 8.3 shall not exceed $2,500,000; and (ii) Intellicell shall only be obligated with respect to any claim of indemnification pursuant to this Section 8.3 to the extent the aggregate CWI Losses exceed $100,000, in which case Intellicell shall be obligated for all CWI Losses up to the $2,500,000 maximum.

    8.4  PROCEDURES FOR INDEMNIFICATION.

        (a) As used in this Article VIII, the term "INDEMNITOR" means the party or parties against whom indemnification hereunder is sought, and the term "INDEMNITEE" means the party or parties seeking indemnification hereunder.

        (b) A claim for indemnification hereunder (an "INDEMNIFICATION CLAIM") shall be made by Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Intellicell Losses or CWI Losses, as the case may be, and, in the case of a Third Party Claim (as defined in Section 8.5), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

        (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 8.5 hereof shall be observed by Indemnitee and Indemnitor.

    8.5 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made or any suit or proceeding instituted by a third party against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee would be entitled to indemnification under this Article VIII (a "THIRD PARTY CLAIM"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

        (a) Indemnitee shall give Indemnitor written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor will undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. If Indemnitor fails or refuses to undertake the defense of such Third Party Claim within 15 days after written notice of such claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 8.6, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 8.4(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to Indemnitor of a Third Party Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

        (b) Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

    8.6 SETTLEMENT OF THIRD PARTY CLAIMS. Unless Indemnitor has failed to fulfill its obligations under this Article VIII, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 8.5(a), no settlement of such Third Party Claim may be made by Indemnitor without the prior written consent by or on behalf of Indemnitee, unless such settlement includes a complete release of all claims against Indemnitee.

IX.  OPERATION OF INTELLICELL FOLLOWING MERGER

    9.1 ELECTION OF DIRECTORS. During the two-year period following the Closing Date, Intellicell and Merger Sub each shall have an eight-member Board of Directors and will use their commercially reasonable best efforts to cause the election of three persons to the Intellicell Board of Directors and Merger Sub Board of Directors who have been designated by the CWI stockholders (at least one whom was not an officer, director, employee or significant stockholder of CWI and all of whom shall be reasonably acceptable to Intellicell). Thereafter, Intellicell and Merger Sub each shall have a seven-member Board of Directors and will use their commercially reasonable best efforts to cause the election of two persons to the Intellicell Board of Directors and Merger Sub Board of Directors who have been designated by the CWI stockholders (and who are reasonably acceptable to Intellicell), provided that the CWI stockholders continue to own in the aggregate at least 50% of the shares of Intellicell Common Stock issued to them by Intellicell in connection with the Merger, including Base Shares and Additional Shares.

    9.2 OPERATIONAL FACILITIES. It is currently contemplated that Intellicell's Chatsworth, California, facility will serve as its West Coast warehousing facility and the headquarters for Intellicell's corporate functions; Intellicell's Chief Executive Officer, Chief Financial Officer and Marketing and Business Development functions will be based in Dallas, Texas; and CWI's current Chicago area and Miami facilities will continue to be maintained, all subject to the discretion of Intellicell's Board of Directors.

X.  GENERAL

    10.1 FEES AND EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the costs and expenses incurred in connection with preparing, printing and mailing of the Proxy Statement, shall be borne separately by Intellicell for its costs and expenses and by the Principal CWI Stockholders for the expenses of CWI and the Principal CWI Stockholders; provided, however, that (i) the Principal CWI Stockholders will not be required to reimburse CWI for expenses relating to the Merger that are incurred by CWI and paid before the Closing and (ii) subject to the limitations set forth in
Section 5.1(l), Intellicell

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

shall reimburse CWI for up to 50% of any payments made by CWI to its independent certified public accountants for preparing the audited financial statements for the Proxy Statement and to satisfy SEC regulations.

    10.2 INDEMNITY AGAINST FINDERS. Each party hereto shall indemnify and hold the other party harmless against any claim for finders' fees based on alleged retention of a finder by it.

    10.3 CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary.

    10.4 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt, upon receipt of a facsimile transmission or three days following deposit in the United States mails, first class postage prepaid, addressed as set forth below:

       If to Intellicell or Merger Sub:

       Intellicell Corp.
       9314 Eton Street
       Chatsworth, California 91311
       Facsimile: (818) 882-2707
       Attention: Chief Executive Officer

       with a copy given in the manner prescribed above, to:

       Troy & Gould Professional Corporation
       1801 Century Park East
       Suite 1600
       Los Angeles, California 90067
       Facsimile: (310) 201-4746
       Attention: Sanford J. Hillsberg, Esq.

       If to CWI:

       Cellular Wholesalers, Inc.
       600 Knightsbridge Parkway
       P.O. Box 1492
       Lincolnshire, Illinois 60069-1492
       Facsimile: (847) 955-2447
       Attention: Melvyn Cohen

       If to CWI Principal Stockholders:

       Melvyn Cohen
       600 Knightsbridge Parkway
       P.O. Box 1492
       Lincolnshire, Illinois 60069-1492
       Facsimile: (847) 955-2447

       Ronald Goldberg
       11 Lakewood
       Bannockburn, IL 60015
       Facsimile: (847) 676-8889

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

       Philip Leavitt
       65 South Deere Park
       Highland Park, IL 60035
       Facsimile: (847) 676-8744

       Sherwin Geitner
       3239 Maple Leaf Drive
       Glenview, IL 60025
       Facsimile: (847) 676-8866

       Cary Maimon
       1819 Brandywyn
       Buffalo Grove, IL 60089
       Facsimile: (847) 955-2428

       in every case, with a copy given in the manner prescribed above, to:

       Kamensky & Rubinstein
       7250 North Cicero Avenue
       Suite 200
       Lincolnwood, Illinois 60646-1693
       Facsimile: (847) 982-1676
       Attention: Sherwin Rubinstein, Esq.

       and in the case of a CWI Principal Stockholder, with a copy given in the manner prescribed above, to:

       Melvyn Cohen
       600 Knightsbridge Parkway
       P.O. Box 1492
       Lincolnshire, Illinois 60069-1492
       Facsimile: (847) 955-2447

    Any party may alter the address to which communications or copies are to be sent by giving notice to the other parties of such change of address in conformity with the provisions of this paragraph for the giving of notice.

    10.5 BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

    10.6 ENTIRE AGREEMENT. Except as set forth in the Confidentiality Agreement, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

    10.7 SECTION HEADINGS. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

    10.8 PUBLIC ANNOUNCEMENTS. Except as contemplated by this Agreement or as may be required, in the opinion of Intellicell's counsel, by applicable law or the rules and regulations or the SEC or the National Association of Securities Dealers, Inc., none of the parties hereto shall make any press release or other public announcement or filings with respect to this Agreement or the transactions contemplated hereby without the prior approval of both Intellicell and CWI, which approvals shall not be unreasonably withheld or delayed.

    10.9 CONSTRUCTION OF AGREEMENT. Each party and counsel for each party (including the Principal CWI Stockholders) has reviewed and cooperated in the drafting and preparation of this Agreement. As a jointly produced document, this Agreement and its language shall in all cases be simply construed according to its fair meaning and not strictly for or against any party or the drafter hereof.

    10.10 DOCUMENTS AND EXHIBITS. All documents, schedules, writings and exhibits referred to herein or delivered pursuant hereto are hereby incorporated by reference into, and made a part of, this Agreement.

    10.11 INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

    10.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photographic or xerographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

    10.13 PROVISIONS SEPARABLE. The provisions of this Agreement are independent and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part, provided, however, that the provisions of this Agreement are not separable to the extent that doing so would materially deprive any party of the benefit of its bargain as provided for by this Agreement.

    10.14 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

    10.15 LIQUIDATED DAMAGES. In the event CWI or Intellicell and Merger Sub fail to complete the Merger for any reason (except if such party is in compliance with the terms and conditions of this Agreement), (i) the sole remedy for Intellicell and Merger Sub in the case of such a failure by CWI will be a cash payment by CWI to Intellicell of $175,000 and (ii) the sole remedy of CWI in the case of such a failure by Intellicell or Merger Sub will be a cash payment by Intellicell to CWI of $175,000. The foregoing payment is intended to serve as a liquidated damages penalty by the defaulting party.

    10.16 DISPUTE RESOLUTION. In the event of any dispute under the terms of this Agreement, such dispute shall be resolved by binding arbitration under the rules of the American Arbitration Association in Los Angeles, California. The prevailing party in any arbitration shall be entitled to recover its reasonable attorneys fees and costs.

    10.17 NONSOLICITATION. If this Agreement is terminated for any reason (including with cause), Intellicell and CWI shall not solicit at any time prior to June 1, 2001 for employment any current officer or employee who is in a policy making role or is responsible or shares responsibility for the execution of any marketing, sales, finance or other signification function of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                INTELLICELL CORP.

                                By:               /s/ MICHAEL HEDGE
                                      ------------------------------------------
                                      Name:        Michael Hedge
                                      Title:      CHIEF EXECUTIVE OFFICER

                                INTELLICELL MERGER SUB, INC.

                                By:               /s/ MICHAEL HEDGE
                                      ------------------------------------------
                                      Name:        Michael Hedge
                                      Title:      CHIEF EXECUTIVE OFFICER

                                CELLULAR WHOLESALERS, INC.

                                By:                /s/ MELVYN COHEN
                                      ------------------------------------------
                                      Name:         Melvyn Cohen
                                      Title:        SECRETARY-TREASURER

                                                 /s/ RONALD GOLDBERG
                                      ------------------------------------------
                                                   Ronald Goldberg

                                                 /s/ PHILIP LEAVITT*
                                      ------------------------------------------
                                                    Philip Leavitt

                                                 /s/ SHERWIN GEITNER
                                      ------------------------------------------
                                                   Sherwin Geitner

                                                   /s/ CARY MAIMON
                                      ------------------------------------------
                                                     Cary Maimon


                                      * By Melvyn Cohen pursuant to a power of
                                        attorney

                                   EXHIBIT A

                               INTELLICELL, INC.
                                  POST-MERGER
                                   DIRECTORS

John Swinehart      -- Chairman

Michael Hedge

Sherman Henderson

Vinay Sharma

Mark Laisure

Ronald Goldberg     -- CWI appointee

Cary Maimon         -- CWI appointee

David Segneri       -- CWI appointee

                                   EXHIBIT B


                          INTELLICELL MERGER SUB, INC.
                                  POST-MERGER
                                    OFFICERS



Michael Hedge     -- Chief Executive Officer, President

John Swinehart    -- Chief Operating Officer

Ronald Goldberg   -- Senior Vice President--U.S. Operations

David M. Kane     -- Chief Financial Officer

Mark Fruehan      -- Executive Vice President--Business
                      Development and Strategic Planning

Melvyn Cohen      -- Vice President Finance and Administration

Cary Maimon       -- Vice President--General Manager

Michael King      -- Vice President--Sales and Marketing

                                  SCHEDULE 2.2



                               INTELLICELL CORP.
                                    OFFICERS
                             PRIOR TO OR AT CLOSING



Michael Hedge     -- Chief Executive Officer, President

John Swinehart    -- Chief Operating Officer

Ronald Goldberg   -- Senior Vice President--U.S. Operations

David M. Kane     -- Chief Financial Officer

Mark Fruehan      -- Executive Vice President--Business
                      Development and Strategic Planning

Melvyn Cohen      -- Vice President Finance and Administration

Cary Maimon       -- Vice President--General Manager

Michael King      -- Vice President--Sales and Marketing

                                SCHEDULE 4.1(C)



                           CELLULAR WHOLESALERS, INC.
                              LIST OF SHAREHOLDERS



NAME                                                                              NO. OF SHARES
--------------------------------------------------------------------------------  -------------
Ronald Goldberg.................................................................       266.33

Sherwin Geitner.................................................................       266.33

Philip Leavitt..................................................................       266.33

Melvyn Cohen....................................................................         1.00


As of the Closing Date the following individual also is expected to be a Shareholder. Currently the individual owns no shares of stock, but has certain rights under a Stock Rights Appreciation Plan.


Cary Maimon.....................................................................         88.9
                                                                                    (estimated)